EXHIBIT 2.1

CONFIDENTIAL – Redacted. Confidential Treatment of redacted portions requested of the Securities and Exchange Commission.

** IN ACCORDANCE WITH ITEM 601(b)(2) OF REGULATION S-K, THE COMPANY HAS OMITTED THE SCHEDULES AND CERTAIN EXHIBITS TO THE AGREEMENT BUT HAS LISTED THE OMITTED SCHEDULES AND EXHIBITS AND INCLUDED A BRIEF DESCRIPTION ON PAGE 56.  THE COMPANY HEREBY AGREES TO FURNISH TO THE U.S. SECURITIES AND EXCHANGE COMMISSION, UPON ITS REQUEST, A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of the date on which it is fully executed by all parties hereto, by and among Canandaigua National Corporation, a New York State business corporation (“CNC”), those individuals identified in Exhibit A attached hereto (the “GVTC Shareholders”), and, for the limited purposes set forth herein, Genesee Valley Trust Company, a New York State chartered trust company (“GVTC”).

WHEREAS, CNC is a bank holding company, the principal banking subsidiary of which is The Canandaigua National Bank and Trust Company, a national banking association (“CNBTC”);

WHEREAS, the GVTC Shareholders in the aggregate own all of the outstanding shares of common stock, par value, $5.00 per share, of GVTC (“GVTC Common Stock”); and

WHEREAS, CNC desires to acquire 100% of the GVTC Common Stock (the “Acquisition”), and the Shareholders desire to sell their shares of GVTC Common Stock to CNC, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

“338(h)(10) Election” is defined in Section 2.2(b) hereof.

[*]

“401(k) Plan” is defined in Section 5.6(b) hereof.

“Account” means any Trust Account or other customer account.

“Acquisition” is defined in the preamble to this Agreement.

“Acquisition Consideration” means the sum of (i) the Gross-Up Payment, (ii) the Closing Date Payment and (iii) the Post Closing Date Payments.

“Advisory Committee” is defined in Section 2.5(e) hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person.  For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble hereof.

“Allocation” is defined in Section 2.7(b) hereof.

“Asset Portfolio” means all Securities and other assets held in Accounts.

“Available Subchapter S Off-Set Amount” is defined in Section 7.6(i) hereof.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day except a Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.  All time periods in this Agreement based on a number of days shall be deemed to refer to calendar days unless the term Business Day is specifically used.

“Closing” is defined in Section 2.4 hereof.

“Closing Date” means the date specified pursuant to Section 2.4 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

“Closing Date Payment” is defined in Section 2.2(a) hereof.

“CNC” is defined in the preamble of this Agreement.

“CNC Board” is defined in Section 2.5(a) hereof.

“CNC Form 10-K” is defined in Section 4.9(a) hereof.

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“CNC Parties” is defined in Section 7.6(a) hereof.

“CNC Plan” is defined in Section 5.6(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” is defined in Section 5.3(b) hereof.

“Disclosing Party” is defined in Section 5.3(b) hereof.

“Disclosure Schedules” means the Schedules attached hereto and referenced herein, as such Disclosure Schedules may be amended or modified in accordance with Section 9.4 hereof.

“Encumbrance” means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, lawsuits, claims, demands, penalties, and expenditures arising under Environmental Laws including, but not limited to, costs of investigation, monitoring, remedial response, or removal actions.

“Environmental Law” means any applicable federal, state, or local law, rule, regulation, code, judicial or legally enforceable administrative order or injunction which relates to the environment, public health, or safety, each as in effect on or prior to the Closing Date including, but not limited to, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; and the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. § 11001, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (a) as to any Securities which are listed or admitted to trading on any national securities exchange, on any Business Day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) as to Securities which are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property, the price reflected in GVTC’s books and records with respect to such property.

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“Family Member” is defined in Section 3.21 hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means, with respect to any Account, all fees which an entity is entitled to receive with respect to such Account pursuant to the Governing Agreement, including, without limitation, all account administration fees (whether payable annually, quarterly, monthly or otherwise), termination fees, and any asset administration fees.

“[*] Account” means any trust, fiduciary or other account owned by or for the benefit of [*], any Family Member or lineal ancestor or descendent of any of the foregoing, pursuant to which GVTC, any Successor Entity, or any of their respective Affiliates, acts in a fiduciary or custodial capacity or that is otherwise maintained by or at GVTC, any Successor Entity, or any of their respective Affiliates.

“[*] Gross Revenue” means, for any Period, the gross revenue from [*] Accounts earned by GVTC, any Successor Entity, CNBTC or any of their respective Affiliates during such Period.

“First Measuring Period” is defined in Exhibit C hereto.

“GAAP” means, with respect to any financial statement, generally accepted accounting principles as used in the United States of America as in effect at the time such financial statement was prepared.

“Governing Agreements” means all trusts, wills, contracts, resolutions, agreements, orders, decrees, and other written documentation pursuant to which the Accounts have been established and/or are governed, including any amendments thereto.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States whether federal, state or local.

“Gross-Up Payment” is defined in Section 2.2(a) hereof.

“GVTC” is defined in the preamble of this Agreement.

“GVTC Board” is defined in Section 2.5(d) hereof.

“GVTC Board Representative” is defined in Section 2.5(d) hereof.

“GVTC Common Stock” is defined in the preamble of this Agreement.

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“GVTC Financial Statements” means (i) the unaudited consolidated statements of condition of GVTC as of March 31, 2007 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the three months ended March 31, 2007; (ii) the audited consolidated statements of condition of GVTC as of December 31, 2006 and 2005 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for each of the years ended December 31, 2006 and 2005; and (iii) the unaudited consolidated statements of condition of GVTC and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as of dates or with respect to periods ending subsequent to March 31, 2007.

“GVTC’s Indemnification Obligations” is defined in Section 5.9(a) hereof.

“GVTC Parties” is defined in Section 7.6(b) hereof.

“GVTC Plan” is defined in Section 3.16 (a) hereof.

“GVTC Shareholders” is defined in the preamble of this Agreement.

“GVTC Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement dated effective as of April 28, 2006 by and among GVTC and each of the GVTC Shareholders.

“GVTC Shareholders Committee” means a committee comprised of former shareholders of GVTC, which is appointed as the representative and true and lawful attorney-in-fact and agent of the former shareholders of GVTC pursuant to Section 8.1 hereof.

“GVTC Shareholders Committee Member” means each of the following shareholders of GVTC: [*].

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or become regulated under, or defined as a “hazardous substance”, “pollutant”, “contaminant”, “toxic chemical”, “hazardous materials”, “toxic substance” or “Hazardous chemical” under any Environmental Law.

“includes” or “including”, with respect to any matter of thing, means including but not limited to such matter or thing.

“Indemnified Party” is defined in Section 7.6(j) hereof.

“Indemnifying Party” is defined in Section 7.6(j) hereof.

“Initial Payment” is defined in Section 2.3(b)(i) hereof.

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“Intellectual Property” means United States patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“Interest” is defined in Section 2.3(c) hereof.

“Interested Party Transactions” is defined in Section 3.21 hereof.

“IRS” means the Internal Revenue Service.

“Knowledge” or “Known” means, with respect to (i) GVTC, a fact, circumstance or event when it is actually known to James D’Amico or Nancy Dickerson, without a duty of investigation or (ii) CNC, a fact, circumstance or event when it is actually known to the Chief Executive Officer or Chief Financial Officer of CNC, without a duty of investigation.

“Losses” means any and all after-tax costs, losses, taxes, liabilities, obligations, damages, lawsuits, claims, demands and expenses (including any of the foregoing arising in connection with Third Party Claims), including reasonable attorney’s fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the affected party a significant cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability to banks, their holding companies, trust companies or financial institutions or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, their holding companies, trust companies or financial institutions generally, (iii) general changes in conditions, including interest rates, in the banking or financial services industry or in the global or United States economy or financial markets, (iv) declines in global or United States public securities markets, with respect to clause (i), (ii), (iii) or (iv), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking, trust or other financial services organizations, and (v) any action or omission of the referenced party or any of its Subsidiaries taken pursuant to this Agreement or with the prior written consent of the other party to this Agreement in contemplation of the Acquisition.

“Material Agreements” is defined in Section 3.17.

“Measuring Period” means each of the First Measuring Period, the Second Measuring Period, and the Third Measuring Period, each as defined in Exhibit C.

“Most Recent Financial Statements” means the unaudited consolidated statements of condition of GVTC as of March 31, 2007 and the related unaudited consolidated statements of

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income, cash flows and changes in shareholders’ equity (including related notes, if any) for the three months ended March 31, 2007.

“Most Recent Fiscal Year End” means December 31, 2006.

“Net Revenue” means the sum of: [*]

“Net Revenue Target” means, for each Measuring Period, the amount set forth on Exhibit C.

“Optionee” is defined in Section 2.6 hereof.

“Option Shares” is defined in Section 2.6 hereof.

“Outstanding Balance” is defined in Section 2.3(c) hereof.

“Payment Report” is defined in Section 2.3(b)(ii) hereof.

“PBGC” means the Pension Benefits Guarantee Corporation.

“Person” means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post Closing Date Payment Date” is defined in Section 2.3(a) hereof.

“Post Closing Date Payments” is defined in Section 2.3(a) hereof.

“Previously Disclosed” means disclosed prior to or following the execution hereof in a letter from the party making such disclosure and delivered to the other party.

“Receiving Party” is defined in Section 5.3(b) hereof.

“Records” means all Governing Agreements and all material records (in whatever form or media) and original documents in GVTC’s possession or under its control which pertain to and/or are or have at any time been utilized by GVTC to administer, reflect, monitor, evidence or record information (including, but not limited to, information regarding transactions in or with respect to, and federal and state income tax returns for, such Trust Accounts and Trust Asset Portfolio) respecting the Trust Accounts and the Trust Asset Portfolio.

“Related Party” is defined in Section 3.21 hereof.

“Retained Management” is defined in Section 2.5(c) hereof.

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“Rights” means warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” is defined in Section 4.9 hereof.

“Second Measuring Period” is defined in Exhibit C.

“Securities” mean any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, partnership interests, limited liability company membership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment of financial instruments that may from time to time be available to the public or to any individual.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Shortfall” is defined in Section 2.3(b)(iii) hereof.

“State Tax Payments” is defined in Section 2.2(b) hereof.

“Stock Options” is defined in Section 2.6 hereof.

“Subchapter S Claim” is defined in Section 7.6(h) hereof.

“Subsidiary” means with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that “Subsidiary” shall not include any subsidiary trust formed solely for the purpose of issuing trust preferred or similar securities.

“Successor Entity” is defined in Section 9.3 hereof.

“Superior Proposal” is defined in Section 5.8(b) hereof.

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“Systems Records” means all accounting information, reports, books, records, statements and data regularly maintained on microfiche, electronic information systems or electronic storage media, separately specifying or accounting for each Trust Account.

“Takeover Law” is defined in Section 5.7 hereof.

“Takeover Proposal” is defined in Section 5.8(a) hereof.

“Tax Adjustment” is defined in Section 2.7(a) hereof.

“Taxes” means all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code),  registration taxes, alternative or add-on minimum taxes, estimated taxes, and such other fees, assessments, charges or obligations of the same or of a similar nature that are in effect, a tax, whether or not called a tax.

“Tax Returns” means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

“Third Measuring Period” is defined in Exhibit C.

“Third Party Claim” is defined in Section 7.6(j) hereof.

“Transaction Costs” is defined in Section 5.10 hereof.

“Transaction Documents” means, collectively, this Agreement, any instruments required to be executed to effect the Acquisition, and certificates and other documents contemplated thereby or by this Agreement.

“Trust Account” means any of the trust or fiduciary accounts or relationships set forth on Disclosure Schedule 3.10(b) for which GVTC acts as a fiduciary and any additional accounts or relationships as GVTC or any Successor Entity subsequently acts as a fiduciary.

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“Trust Assets” means, with respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, Securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by GVTC as fiduciary, custodian or trustee, pursuant to or in connection with such Trust Account.

“USA Patriot Act” is defined in Section 3.22 hereof.

For purposes of this Agreement, the terms “CNC”, “CNBTC”, “GVTC” and “Subsidiary” include all of the respective predecessors thereof (including any previously acquired Person).

ARTICLE II
THE ACQUISITION

Section 2.1

The Acquisition.

Upon the terms and subject to the conditions of this Agreement, at the Closing, CNC shall purchase from each GVTC Shareholder and each GVTC Shareholder shall sell to CNC all of his, her or its GVTC Common Stock for the Acquisition Consideration set forth in Section 2.2 and Section 2.3 hereof.

Section 2.2

Closing Date Payment; Delivery of Stock Certificates; State Tax Payments.

(a)

At the Closing, the GVTC Shareholders shall deliver to CNC their stock certificates representing altogether their ownership of 100% of the outstanding common stock of GVTC, duly endorsed to CNC or accompanied by stock powers duly endorsed in blank, with signature guaranteed, and, in exchange therefor, CNC shall at the Closing deliver to the GVTC Shareholders, by check, wire transfer, Automated Clearing House or other commercially reasonable method selected by the GVTC Shareholder in writing delivered to CNC, the amount of $[*] (the “Gross-Up Payment”, which amount will be updated, mutually agreed upon by the GVTC Shareholders Committee and CNC, with any additional agreed upon amount paid to the GVTC Shareholders within 30 days following the Closing, to reflect any additional Tax Adjustments determined effective as of the Closing Date) plus the amount of U. S. [*] (together with the Gross-Up Payment, the “Closing Date Payment”), which shall be allocated among the GVTC Shareholders in proportion to their respective holdings of GVTC Common Stock on the Closing Date.  The GVTC Shareholders acknowledge and agree that a portion of the Closing Date Payment will be transferred to an account established by the GVTC Shareholders Committee in accordance with Section 8.1 prior to distribution to the GVTC Shareholders.

(b)

In addition to the Closing Date Payment paid pursuant to Section 2.2(a), on the Closing Date, CNC shall pay, by check, wire transfer, Automated Clearing House or other commercially reasonable method selected by the GVTC Shareholder,  the following amounts to each GVTC Shareholder that is not a resident of New York State: (i) to [*], an amount equal to

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$[*], (ii) to [*], an amount equal to $[*], and (iii) to GVTC, as trustee of the [*], an amount equal to $[*] (collectively, the “State Tax Payments”, which amounts will be updated, mutually agreed upon by the GVTC Shareholders Committee and CNC, and paid to the appropriate GVTC Shareholders within 30 days following the Closing, to reflect any additional Tax Adjustments, determined effective as of the Closing Date) for the additional New York State income tax liabilities that will be incurred by such GVTC Shareholders as a result of the election under Section 338(h)(10) of the Code (and any corresponding election under state and local law) (collectively, the “338(h)(10) Election”), as provided by Section 6.3(f).  CNC, [*] and GVTC in its capacity as trustee of [*], hereby acknowledge and agree that the amount of the State Tax Payments was determined by each such GVTC Shareholder and CNC by arm’s length negotiations between such GVTC Shareholder and CNC.  The State Tax Payments are being made hereunder in reliance upon Section 1.1361-1(l)(2)(v) of the Treasury Regulations.

Section 2.3

Post Closing Date Payments; Operations.

(a)

CNC shall pay the balance of the Acquisition Consideration (excluding the amount of the Closing Date Payment) to the GVTC Shareholders, in three payments, to be made respectively, on [*] (each a “Post Closing Date Payment Date”), in the amounts determined in accordance with the table in Exhibit C attached (each a “Post Closing Date Payment” and, collectively, the “Post Closing Date Payments”).  Each Post Closing Date Payment shall be allocated among the GVTC Shareholders in proportion to their respective holdings of GVTC Common Stock on the Closing Date and shall be paid by CNC to each GVTC Shareholder by check, wire transfer, Automated Clearing House or other commercially reasonable method selected by the GVTC Shareholder in writing delivered to CNC, and shall be made in the steps described in Section 2.3(b) below.

(b)

The steps for determining the amount of and making the Post Closing Date Payments shall be as follows:

(i)

On each Post Closing Payment Date, CNC shall pay to the GVTC Shareholders the minimum amount of the Post Closing Date Payment required to be paid to the GVTC Shareholders for the applicable Measuring Period as set forth in Table A of Exhibit C attached (each an “Initial Payment”)  in the manner set forth in Section 2.3(a) above.

(ii)

Prior to the date of the first Post Closing Date Payment, CNC and the GVTC Shareholders Committee will mutually select, and CNC will engage, at its expense, an independent accounting firm to perform an examination of CNC’s calculation of the Post Closing Date Payment for each Measuring Period in accordance with the terms of this Agreement.  The examination will be performed in accordance with Statements on Standards for Attestation Engagements (SSAE) No. 3 – Compliance Attestation, issued by the AICPA or the applicable succeeding professional standard issued by the AICPA.  The independent accounting firm will issue its report to the GVTC Shareholders Committee and to CNC within ten (10) business days after the delivery of audited financial statements for the year preceding each Post Closing Date Payment stating the full amount of the Post Closing Date Payment due to the GVTC Shareholders (each a “Payment Report”) for the applicable Measuring Period.  Within ten (10) days

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after GVTC and CNC receive the Payment Report, CNC shall pay to the GVTC Shareholders, in the manner set forth in Section 2.3(a) above, an amount equal to the sum of (i) the difference between (A) the full amount of the Post Closing Date Payment for the applicable Measuring Period as set forth in the Payment Report and (B) the Initial Payment previously paid to the GVTC Shareholders pursuant to Section 2.3(b)(i),  plus (ii) any accrued Interest on such amount as provided in Section 2.3(c).

(iii)

Within sixty (60) days following the delivery of a Payment Report, the GVTC Shareholders Committee will notify CNC of the amount of any alleged deficiency in the total amount of the Post Closing Date Payment as determined by the independent accounting firm (a “Shortfall”).

(iv)

Unless CNC notifies the GVTC Shareholders Committee of its disagreement with respect to the alleged Shortfall, CNC shall pay an amount equal to the Shortfall, plus any Interest accrued thereon pursuant to section 2.3(c), to the GVTC Shareholders in the manner set forth in Section 2.3(a) within twenty (20) days following the notification thereof by the GVTC Shareholders Committee.

(v)

In the event the GVTC Shareholders Committee and CNC are unable to agree upon the amount of any Shortfall, CNC shall hold an amount equal to the alleged Shortfall amount in escrow, and the parties shall then submit the dispute concerning the Shortfall to arbitration pursuant to Section 7.7 below.

(vi)

Upon receipt of the determination of the arbitrator, CNC shall forthwith pay to the GVTC Shareholders the amount of additional Post Closing Date Payment, if any, determined to be owed by CNC to the GVTC Shareholders, plus any Interest accrued thereon pursuant to Section 2.3(c), and the amount, if any, held by CNC in escrow under subdivision (v) above shall be released to CNC.

(c)

Interest shall be payable on the amount of each Post Closing Date Payment finally determined to be due to the GVTC Shareholders that is in excess of the applicable Initial Payment (such amount being an “Outstanding Balance”) at [*] (“Interest”). Interest on the Outstanding Balance shall accrue beginning on the applicable Post Closing Payment Date, and shall be payable on the date the Outstanding Balance is paid to the GVTC Shareholders.

(d)

At all times prior to the expiration of the Third Measuring Period, and subject to the provisions of any employment contract under which any Retained Management employee is employed, members of the Retained Management shall have the authority to operate the day-to-day business of GVTC or the Successor Entity and CNC shall not take any action and CNC shall not cause any of its Subsidiaries or Affiliates to take any action, to terminate the employment of any member of the Retained Management with GVTC or the Successor Entity, except as permitted pursuant to the terms of any employment contract.  At all times prior to the

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expiration of the Third Measuring Period, GVTC or the Successor Entity shall conduct business under the name of “Genesee Valley Trust Company” in New York State, notwithstanding the legal name of the Successor Entity.  The legal name or trademark of the Successor Entity or other Affiliates of CNC may be appropriately disclosed in New York State signage and documents in addition to the name “Genesee Valley Trust Company”.

Section 2.4

Closing.

The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of the law firm of Underberg & Kessler LLP, 300 Bausch & Lomb Place, Rochester, New York on the fifth business day, or other mutually agreeable date and time, following satisfaction or waiver of the conditions to consummation of the Acquisition set forth in Article VI hereof (the “Closing Date”).

Section 2.5

Post-Closing Employees, Directors and Officers; Committees.

(a)

CNC represents and warrants to GVTC and the GVTC Shareholders that the CNC Board of Directors (the “CNC Board”) has elected Richard Fox as a Class 3 Director of CNC, effective upon the Closing, whose term will expire in 2010.  At the annual meeting of CNC shareholders in 2010, CNC shall cause the CNC Board to nominate Richard Fox for re-election by the shareholders to a three-year term as a Class 3 Director unless either (i) prior to such annual meeting the last Post Closing Date Payment has been made to the GVTC Shareholders, or (ii) for any reason at that time Richard Fox does not qualify under federal banking laws and regulations to continue as a CNC Director.  In the event that a vacancy is created on the CNC Board because Richard Fox resigns from the CNC Board or is unable to continue to serve as a member of the CNC Board, or in the event Richard Fox elects not to stand for re-election as a Class 3 Director at the 2010 CNC annual meeting of shareholders, CNC shall cause the CNC Board to appoint or nominate an individual to fill such vacancy who has been mutually agreed upon by CNC and the GVTC Shareholders Committee.

(b)

Following the Closing, Mr. James D’Amico will remain as President of GVTC or the Successor Entity pursuant to an employment contract in the form of Exhibit D attached having a term of three (3) years to be entered into at or before the Closing between GVTC and him. This contract will include his responsibility for opening an office or other entity in the State of Florida for CNBTC or its Affiliate.

(c)

Following the Closing, certain other officers and other employees of GVTC identified on Exhibit E (together with Mr. James D’Amico, the “Retained Management”) will remain in their present capacities with GVTC pursuant to employment contracts in the forms of Exhibit E attached to be entered into at or before the Closing between GVTC and the respective officers or employees.

(d)

Effective immediately after the Closing, CNC as the sole shareholder of GVTC will elect a reconstituted Board of Directors.  The majority of the directors will be existing or future employees, directors or nominees of CNC or CNBTC.  At all times prior to the date that the GVTC Shareholders receive the third Post Closing Date Payment, the President of GVTC shall be a director (the “GVTC Board Representative”) on GVTC’s or any Successor

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Entity’s Board of Directors or similar governing body (the “GVTC Board”).  CNC agrees to vote all of its shares of equity securities in GVTC or any Successor Entity in connection with the election of directors of GVTC or any Successor Entity so as to elect and continue in office as a director the GVTC Board Representative, provided, however, that the person to be so elected is not an Affiliate of, or an officer or director or committee member of, any financial institution other than CNC and its Affiliates and otherwise meets the requirements of applicable laws.  CNC further agrees to vote all of its equity securities in GVTC or any Successor Entity in such manner as shall be necessary or appropriate to ensure that any vacancy on the GVTC Board occurring for any reason shall be filled only in accordance with the provisions of this Section 2.5(d).

(e)

Immediately following the Closing, CNC shall cause the GVTC Board to establish, in accordance with GVTC’s charter and bylaws, an advisory committee (the “Advisory Committee”) for the purpose of consulting with and advising the GVTC Board on the operations of GVTC or any Successor Entity.  The Advisory Committee shall be made up of a minimum of seven (7) members a majority of which shall be, at all times prior the date that the GVTC Shareholders receive the third Post Closing Date Payment, made up of individuals who were directors or officers of GVTC immediately prior to the Closing, provided, however, that no member other than initial member Eli Futerman shall be an Affiliate of, or an officer or committee member of, any financial institution other than CNC and its Affiliates and all members shall otherwise meet the requirements of applicable laws.  The GVTC Board Representative shall be a member of the Advisory Committee and CNC shall cause the GVTC Board to appoint the GVTC Board Representative to the Advisory Committee.  CNC agrees to cause the GVTC Board to appoint the individuals designated by the GVTC Board Representative to the Advisory Committee.  Advisory Committee members designated by the GVTC Board Representative may only be removed from the Advisory Committee with the affirmative vote of the GVTC Board Representative.  CNC shall cause the GVTC Board to remove any member of the Advisory Committee designated by the GVTC Board Representative upon the request of the GVTC Board Representative and to appoint the substitute Advisory Committee member designated by the GVTC Board Member in accordance with this Section 2.5.  CNC shall cause the GVTC Board to fill any vacancy on the Advisory Committee occurring for any reason only in accordance with the provisions of this Section 2.5.

(f)

The duties and responsibilities of the Advisory Committee shall consist of consulting with, advising and making non-binding recommendations to the GVTC Board, with respect to: (i) the management of Accounts and Asset Portfolio, (ii) the selection, engagement and termination of third party money managers and investment advisors, (iii) selection of mutual funds and other investments of trust assets, (iv) staffing and employment matters and (v) general management of GVTC or any Successor Entity.

(g)

The Advisory Committee shall create a trust committee and a marketing committee (collectively the “Sub-committees”) for the purpose of consulting with and advising the Advisory Committee on certain aspects of the operations of GVTC or any Successor Entity.  The duties and responsibilities of the trust committee shall consist of consulting with, advising and making non-binding recommendations to the Advisory Committee, with respect to matters related to the Asset Portfolio and the Accounts, the selection of money managers, investment advisors and investments of  trust assets, and on such other matters that may as requested by the Advisory Committee.  The duties and responsibilities of the marketing committee shall consist of

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consulting with, advising and making non-binding recommendations to the Advisory Committee, with respect to progress of GVTC’s or any Successor Entity’s marketing initiatives, the development of prospects for new Accounts and other business opportunities, and on such other matters related to the marketing and sales efforts of GVTC or any Successor Entity as the Advisory Board may request from time to time.  Each Sub-committee shall have the number of members as determined by a majority vote of the Advisory Committee from time to time.  The membership of each Sub-committee shall be determined by a majority vote of the Advisory Committee.

(h)

For the avoidance of doubt, CNC agrees to cause the board of directors or similar governing body of GVTC and any Successor Entity to establish an advisory committee which complies with Section 2.5(e), 2.5(f) and 2.5(g).  At all times prior to the date that the GVTC Shareholders receive the third Post Closing Date Payment, the GVTC Board shall not, and CNC shall cause the GVTC Board not to, take any action to discharge the Advisory Committee or to amend the powers, duties and authority of the Advisory Committee as described in Section 2.5(e), Section 2.5(f) and Section 2.5(g).

(i)

CNC shall pay or cause GVTC and any Successor Entity to pay the following fees to each member of the Advisory Committee and/or each Subcommittee as compensation for his or her services rendered on such committees:

(i)

An annual retainer of $[*];

(ii)

A per meeting fee of $[*] for each Advisory Committee and Sub-committee meeting attended by the committee member; and

(iii)

A referral fee equal to [*] on an Account referred to GVTC or the Successor Entity by any member of the Advisory Board and/or Subcommittee, which amount shall be paid by GVTC, the Successor Entity, or CNC to a charity chosen by the committee member.

Section 2.6

Stock Options

.  The stock option plan of GVTC will terminate (or be terminated) following the Closing in accordance with the plan document or resolutions to be adopted by the GVTC Board.  Exhibit A lists all outstanding and unexercised stock options issued by GVTC as of the date hereof (the “Stock Options”), including the name of the holder of the stock option (the “Optionee”) and the number of shares of GVTC Common Stock to be issued to the Optionee (the “Option Shares”) upon exercise of the Stock Option.  By executing this Agreement, each Optionee agrees to execute such documents as are required pursuant to the terms of his or her Stock Options, any agreement evidencing the grant of such Stock Options, or the GVTC stock option plan, to exercise each Stock Option standing in his or her name, simultaneous with (and conditioned upon) the Closing.  If requested by the Optionee, CNC, directly or through an Affiliate, will lend to such Optionee all funds required to be paid by the Optionee in connection with the exercise of such Options, which loan shall be repaid by each

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Optionee from his or her pro rata portion of the Closing Date Payment.  All Stock Options exercised as described above shall be included among the outstanding shares of common stock of GVTC held by GVTC Shareholders at the Closing for the purpose of pro rata allocations of the Acquisition Consideration.  By executing this Agreement, each Optionee expressly acknowledges and agrees to the provisions of this Section 2.6.

Section 2.7

Section 338(h)(10) Election Matters.

(a)

As a condition precedent to the GVTC Shareholders making the 338(h)(10) Election as provided in Section 6.3(f), CNC shall pay to each GVTC Shareholder, in cash, the amount of additional consideration necessary to cause such GVTC Shareholder’s after-Tax net proceeds from the sale of his, her or its shares of GVTC Common Stock with the 338(h)(10) Election to be equal to the after-Tax net proceeds that such GVTC Shareholder would have received had the 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”).  The parties agree that the Gross-Up Payment payable pursuant to Section 2.2(a) and the State Tax Payments payable pursuant to Section 2.2(b) are intended to reflect the Tax Adjustment contemplated and mutually agreed upon by the parties as of the date of this Agreement.  From and after the Closing, CNC shall indemnify and hold harmless the GVTC Shareholders from and against any and all additional Tax Adjustments determined following the date of this Agreement and prior to January 1, 2011; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the GVTC Shareholders (acting through the GVTC Shareholders Committee) shall have previously made a claim on or prior to January 1, 2011 by delivering a notice (stating in reasonable detail the basis of such claim) to CNC.  In calculating any additional Tax Adjustment, the highest federal and state tax rates to which each GVTC Shareholder is subject (determined as of the time for which such Tax Adjustment is to be computed) shall be used and any other items of income, deduction, gain, loss, or credits of each GVTC Shareholder shall be ignored.

(b)

As a condition precedent to the GVTC Shareholders making the 338(h)(10) Election as provided in Section 6.3(f), the parties will agree upon an allocation of the Acquisition Consideration to the assets of GVTC for all purposes (including Tax and financial accounting purposes) in a manner consistent with Sections 338 and 1060 of the Code, and the regulation thereunder, which agreed upon allocation is attached hereto as Exhibit F (the “Allocation”), and which will be updated and mutually agreed upon by the GVTC Shareholders Committee and CNC within 30 days following the Closing.  CNC, GVTC and the GVTC Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation.

(c)

CNC covenants and agrees that the final Subchapter S Tax Return filed by GVTC following the Closing will report the transactions contemplated hereby according to the installment sale method, and will not elect out of the installment sale method under Section 453(d) of the Code.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GVTC

Except as otherwise set forth herein, GVTC represents and warrants to CNC that, to GVTC’s Knowledge, the statements contained in this Article III, are correct and complete as of the date of this Agreement and will be materially correct and complete as of the Closing Date (as though made then) except as set forth in the Disclosure Schedules or as Previously Disclosed to CNC.

Section 3.1

Organization.

(a)

GVTC is a New York trust company duly organized, validly existing and in good standing under the laws of the State of New York.  Except as would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts, GVTC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Except as would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts, GVTC has the corporate power and authority to act in every fiduciary capacity with respect to the Trust Accounts and to conduct the business with respect to the Trust Accounts as currently conducted by GVTC.  GVTC has no Subsidiaries.

(b)

GVTC heretofore has furnished to CNC a complete and correct copy of the organization certificate and bylaws, as amended or restated, of GVTC and has made available to CNC complete and correct minute books of GVTC.  Each such organization certificate and bylaws are in full force and effect.  Except as would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts, GVTC is not in violation of any of the provisions of its organization certificate or other chartering document or bylaws, and the minute books contain true, complete and accurate records of all meetings and other corporate actions held or taken by the Shareholders and directors of GVTC.

Section 3.2

Capitalization.

As of the date of this Agreement, the outstanding capital stock of GVTC consists of 117,800 shares of Class A Common Stock, $5.00 par value per share, no shares of Class B Common Stock, and no shares of preferred stock.  All such issued and outstanding shares of GVTC’s Common Stock have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as provided in Section 114 and Section 6029 of the New York State Banking Law.  Except for the Stock Options and as set forth on Disclosure Schedule 3.2, no shares of GVTC’s Common Stock are reserved for issuance, and GVTC is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GVTC’s Common Stock or any other equity security of GVTC or any securities representing the right to purchase or otherwise receive any shares of

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GVTC’s Common Stock or any other equity security of GVTC.  Upon exercise of all outstanding Stock Options, covering 8,000 shares, the total outstanding capital stock of GVTC will be 125,800 shares of Class A Common Stock.

Section 3.3

Assets; Liabilities; Trust Accounts.

(a)

GVTC has no assets, liabilities (whether absolute, contingent, accrued or otherwise), properties, contracts, rights, obligations, or debts, except (i) as disclosed on the GVTC Financial Statements, (ii) as created, acquired or incurred in the ordinary course of business of GVTC since March 31, 2007, (iii) as set forth in Disclosure Schedule 3.3, or (iv) as would not be material to GVTC.

(b)

GVTC holds no Trust Assets other than the Trust Assets of the Trust Accounts, and the Trust Assets held by GVTC with respect to each Trust Account constitute, in all material respects, all of the Trust Assets required by the Governing Agreements to be held in such Trust Accounts.

(c)

Disclosure Schedule 3.3(c) sets forth a list of each [*] Account as of the date of this Agreement.  The value of each [*] Account has been Previously Disclosed.

Section 3.4

Authority; No Violation.

(a)

GVTC has all requisite corporate power and authority to execute and deliver this Agreement.  The execution and delivery of this Agreement have been duly and validly approved by all necessary corporate action on the part of GVTC and no other corporate proceedings on the part of GVTC are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by GVTC and (assuming due authorization, execution and delivery of this Agreement by CNC constitutes a valid and binding obligation of GVTC, enforceable against GVTC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)

Neither the execution and delivery of this Agreement by GVTC nor performance of GVTC’s obligations hereunder, will (i) conflict with or result in a breach of any provision of the organization certificate or by-laws of GVTC, or (ii)  assuming the consents, permits, authorizations, approvals, filings and registrations set forth in Section 3.6 are obtained or made (A) violate any material statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GVTC or any of its respective properties or assets or  (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the

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respective properties or assets of GVTC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including, without limitation, any Governing Agreement) or other instrument or obligation to which GVTC is a party, or by which it or any of its respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts.

Section 3.5

Good Standing and Compliance Under Governing Agreements.

(a)

Except as set forth on Disclosure Schedule 3.5(a) or as would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts, GVTC has been validly appointed and is the duly acting fiduciary with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets.  GVTC has not taken any action, nor has it omitted to take any action, which would cause it to be subject to disqualification or removal from any capacity that it now occupies with respect to any of the Trust Accounts, nor has GVTC been so disqualified or removed from any such capacity.

(b)

GVTC has made available to CNC true copies of all Governing Agreements in the possession of GVTC for each Trust Account set forth on Disclosure Schedule 3.10(b).  All of such Governing Agreements were duly executed and delivered by GVTC.  All of such Governing Agreements constitute valid and binding obligations of GVTC and each of the other parties thereto, enforceable against GVTC and each such other party in accordance with their respective terms, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally.  No party under any such Governing Agreement will have any right to remove or replace GVTC as fiduciary, or to appoint any co-fiduciary, with respect to any Trust Account expressly as a result of the change of control occurring by virtue of the Acquisition and the other transactions contemplated hereby. GVTC has, in all material respects, performed all duties and obligations, made all determinations and complied with all administrative procedures required to be performed or made by it under each such Governing Agreement.

Section 3.6

Consents and Approvals.

(a)

No consents, permits, approvals, authorizations or orders of or filings or registrations with any Governmental Entity or with any third party (including, without limitation, any party to any Governing Agreement) are required to be obtained or made by or on behalf of GVTC in connection with (1) the execution and delivery by GVTC of this Agreement and (2) the consummation by GVTC of the Acquisition and the other transactions contemplated hereby, except for (i) as set forth in Section 4.3, (ii)  as set forth in Disclosure Schedule 3.6 and (iii) where the failure to obtain any such consent, permit, approval, authorization or order or failure to make such filing or registration with a Governmental Entity would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts.

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(b)

As of the date hereof, GVTC is not aware of any reasons why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the Acquisition and the other transactions contemplated by this Agreement.

Section 3.7

Regulatory Reports; Examinations.

The most recent Banking Department examination rating of GVTC’s trust operations have been not less than “satisfactory”.  No Governmental Entity has initiated any proceeding or investigation into the business or operations of GVTC or the business and operations of GVTC with respect to the Trust Accounts.  There is no unresolved violation, criticism or exception asserted in any written report or written statement delivered to GVTC from any Governmental Entity relating to any examinations of GVTC by such Governmental Entity with respect to the Trust Accounts or the operations of GVTC related thereto which would reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts.

Section 3.8

Broker’s Fees.

Neither GVTC nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9

Legal Proceedings.

(a)

Other than accounting proceedings which are addressed in Section 3.9(c) below, GVTC is not a party to any, and there are no pending or, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against GVTC (i) which involve or relate in any manner to the Trust Accounts, which if adversely determined, would reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts or (ii) that are challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)

There is no injunction, order, judgment, decree or regulatory restriction imposed upon GVTC which involves or relates in any manner to the Trust Accounts.

(c)

GVTC has Previously Disclosed to CNC a list of all pending accounting proceedings Known to it relating to the Trust Accounts, if any, setting forth account name, account number, amount of Trust Assets involved and (if Known by GVTC) the attorneys representing GVTC.

Section 3.10

Administration of the Trust Accounts.

(a)

Except as disclosed to CNC by GVTC on Disclosure Schedule 3.10(a) hereof, GVTC has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements, applicable state and federal statutory laws and regulations and applicable common law fiduciary standards (including standards with

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respect to conflicts of interest and self-dealing).  Neither GVTC nor any of its directors, officers or employees has committed any breach of trust with respect to any of the Trust Accounts.

(b)

Attached hereto as Disclosure Schedule 3.10(b), is a true, correct and complete listing, as of July 19, 2007, of all accounts in GVTC’s fiduciary business, including trusts and estates, investment management accounts (whether discretionary or nondiscretionary), custody accounts, escrow accounts and all other fiduciary accounts.  Disclosure Schedule 3.10(b) sets forth the Trust Accounts and the Fair Market Value of the Trust Assets held in such Trust Accounts together with the account number, the Fair Market Value of the assets under management as of such date, the Fees paid and accrued year-to-date with respect to each Trust Account as of such date.  That listing accurately presents, in all material respects, as of July 19, 2007, the foregoing information.

(c)

There is no default existing under any Governing Agreement and there is no event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, that would constitute an event of default under any Governing Agreement.

Section 3.11

Compliance with Applicable Law.

Except as would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts, GVTC (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and operations with respect to the Trust Accounts, (ii) has conducted such business and operations in compliance with and has been and is not in violation or default under any, applicable law, statute, order, rule, and/or regulation of any Governmental Entity, and (iii) has not received written notice of any violations of any of the above.

Section 3.12

Records.

The Records and the Systems Records relating to the Trust Accounts (a) have been maintained, in all material respects, in accordance with GVTC’s policies and procedures in effect on the date hereof, applied on a consistent basis, (b) are accurate and complete in all material respects, and (c) provide, in all material respects, an accurate and complete separate record for each Trust Account’s Trust Assets.

Section 3.13

Files.

GVTC’s files relating to the Trust Accounts contain copies of all Governing Agreements that are in GVTC’s possession or under its control and all other material documentation within its possession or under its control regarding GVTC’s performance of and compliance with its duties and obligations under the Governing Agreements, including, without limitation, all material correspondence within GVTC’s possession or under its control between GVTC and other persons relating to any of the Trust Accounts.

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Section 3.14

Fees.

Except as set forth on Disclosure Schedule 3.14, GVTC’s Fee arrangements in effect as of the date of this Agreement with respect to the Trust Accounts are enforceable in accordance with the terms of the applicable Governing Agreements, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors’ rights and remedies generally, and, assuming the consents and approval set forth in Section 3.6 are obtained, such enforceability will not be effected by this Agreement or the Closing.  There shall be no Fees or administrative charges associated with the post-Closing transfer of Trust Account assets to accounts designated by CNC.

Section 3.15

Financial Information.

(a)

A true, correct and complete copy of the GVTC Financial Statements has been previously delivered to Purchaser.  Except as set forth in the notes to the GVTC Financial Statements, the GVTC Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject in the case of the unaudited financial statements to the absence of footnote disclosures and to normal year-end audit adjustments.  The GVTC Financial Statements fairly present in all material respects the financial condition and operating results of GVTC as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments.

(b)

The books of account of GVTC with respect to the Trust Accounts have been, and are being, in all material respects, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(c)

GVTC has no material liabilities, absolute or contingent, of any kind, other than (i) those contingent liabilities relating to its ownership of the Trust Assets and administration of the Trust Accounts, (ii) liabilities set forth on the Most Recent Financial Statements, (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the ordinary course of business of GVTC and (iii) liabilities identified on Disclosure Schedule 3.15(c).

(d)

GVTC has met all the requirements to qualify as a “Subchapter S corporation” under the Code at the time of and since its election of such S corporation status, and has no liability or potential liability relating to built-in gains pertaining to or ensuing from such election.

Section 3.16

Employees; Employee Benefit Plans.

(a)

Each GVTC Plan is listed on Disclosure Schedule 3.16(a) attached. For purposes of this Agreement, the term “GVTC Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored or maintained by GVTC for the benefit of any employee or director or former employee or former director of GVTC.

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(b)

With respect to each of the GVTC Plans, GVTC has made available to CNC true and complete copies of each of the following documents to the extent applicable: (a) the GVTC Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such GVTC Plan; and (d) the most recent determination letter or opinion letter received from the IRS with respect to each GVTC Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each GVTC Plan.

(c)

Neither GVTC nor any of the GVTC Plans, nor any trust created thereunder, nor any trustee, fiduciary or administrator thereof, nor any party in interest with respect thereto, has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which GVTC could reasonably be expected to, either directly or indirectly, result in any material liability or material cost to GVTC.

(d)

None of the GVTC Plans is, and GVTC has never maintained or contributed to, a plan subject to Title IV of ERISA or Section 412 of the Code.

(e)

A favorable determination letter or opinion letter has been issued by the Internal Revenue Service with respect to each of the GVTC Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and no condition exists that could adversely affect the qualified status of any such GVTC Plan. Each of the GVTC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the GVTC Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(f)

There are no pending or threatened actions, suits or claims (other than routine claims for benefits) against any GVTC Plan, any GVTC Plan fiduciary, the assets of any GVTC Plan or against GVTC with respect to any GVTC Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any GVTC Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any GVTC Plan.

(g)

Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of GVTC becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

(h)

No GVTC Plan fiduciary has any liability (under ERISA Section 502(l) or otherwise) for breach of fiduciary duty for which GVTC is liable, or for any other failure to act

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in connection with the administration or investment of the assets of any GVTC Plan that would cause material liability for which the GVTC is liable. Nothing has occurred that would be a breach of fiduciary responsibility by any fiduciary of any GVTC Plan that would cause material liability for which GVTC is or would be liable.

(i)

Except as set forth on Disclosure Schedule 3.16(i), none of the GVTC Plans provides for post-employment welfare benefits other than (i) any GVTC Plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States, or (ii) where all liabilities under such GVTC Plan are fully the obligation of an insurer or other person unaffiliated with GVTC.

(j)

There are no contracts, plans, agreements or arrangements covering any current or former employee, director, contractor or other service provider that, individually or collectively, have resulted in or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(k)

No stock or other security issued by GVTC forms or has formed a part of the assets of any GVTC Plan.

(l)

Any individual who performs, or has performed, services for GVTC and who is not, or has not been, treated as an employee of GVTC for federal income tax purposes is not, and was not, an employee of GVTC for such purposes.

(m)

Disclosure Schedule 3.16(m) lists any arrangements GVTC has established which provide for payments or benefits to its employees in connection with the Acquisition.

(n)

Except as disclosed by GVTC on Disclosure Schedule 3.16(n) (or in an updated Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of GVTC who has any claim against GVTC (whether under law, under any employee agreement or otherwise) on account of or for:  (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements of GVTC.

(o)

Each contract, plan, agreement or arrangement covering any current or former employee, director or contractor or other service provider to which GVTC is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A of the Code and any Internal Revenue Service guidance issued thereunder; provided, however, that such contracts, plans, agreements or arrangements have not necessarily been amended to conform to the requirements of Section 409A of the Code, which amendments are not required under existing Internal Revenue Service guidance until January 1, 2008.

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Section 3.17

Material Contracts.

(a)

Disclosure Schedule 3.17, lists the following contracts and other agreements to which GVTC is a party (the “Material Agreements”): (i) any contract or commitment which would reasonably be expected to involve expenditures or receipts by GVTC in excess of $25,000 in the aggregate whether or not made in the ordinary course of business or any agreement restricting the nature or geographic scope of its business activities in any material respect; (ii) any agreement, indenture or other instrument relating to the borrowing of money of amounts greater than $50,000 by GVTC or the guarantee by GVTC of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice; (iii) any agreement, arrangement or commitment relating to either the employment of a consultant who was a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, providing annual compensation in excess of $100,000 or providing material severance benefits; (iv) any contract, agreement or understanding with a labor union; or (v) any contract, arrangement or understanding concerning the ownership, transfer or voting of any capital stock of GVTC, in each case whether written or oral.

(b)

GVTC is not in default under any Material Agreement whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults that would not reasonably be expected to have a Material Adverse Effect on the conduct of GVTC’s business with respect to the Trust Accounts.

Section 3.18

Insurance.

GVTC currently maintains insurance in scope and amount reasonable and customary for the business in which it is engaged. GVTC has not received any written notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three years, GVTC has not been refused any insurance coverage sought or applied for. Attached hereto as Disclosure Schedule 3.18 is a list of losses experienced under each such policy for 2005, 2006 and in 2007 to the date of this Agreement, and a list of all outstanding claims as of the date hereof by GVTC under any insurance policy.

Section 3.19

Environmental Liability.

(a)

During the period that GVTC has owned, leased or operated any properties or facilities, either directly or as a fiduciary, neither it nor any other Person related to or affiliated with GVTC has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to GVTC having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. ss. 9601 et seq., as amended (“CERCLA”).

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(b)

The operations of GVTC and properties that GVTC owns or leases, either directly or as a fiduciary, are in material compliance with Environmental Law. During the time that GVTC has owned or leased its properties and facilities, neither GVTC nor any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

(c)

During the time that GVTC has owned or leased its properties and facilities, either directly or as a fiduciary, there has been no litigation brought or threatened against GVTC by, or any settlement reached by GVTC with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on, from or under any of such properties or facilities.

(d)

There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by GVTC, either directly or as a fiduciary, known to GVTC which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

Section 3.20

Intellectual Property.

GVTC owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary to conduct, in all material respects, its business and operations as presently conducted.  GVTC has not infringed upon, misappropriated, violated or otherwise come into conflict with the Intellectual Property rights of any other Person.  None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment.

Section 3.21

Interested Party Transactions.

Except as disclosed in Disclosure Schedule 3.21, no Related Party (as defined below) has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with GVTC pertaining to services (other than as an employee, officer or director), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to GVTC (collectively, the “Interested Party Transactions”). For purposes hereof, the term “Related Party” shall mean a 5%-or-greater shareholder of GVTC, a director or officer of GVTC, or any relative or spouse of such person who shares the same home as such person (a “Family Member”) or any corporation, partnership, limited liability company, other business entity or trust in which such person or any Family Member of such Person has greater than a Fifty percent (50%) interest, or of which such person or any Family Member of such person is an officer, director, partner, member or trustee. Each Interested Party Transaction that is an arrangement to make a loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, was an “arms’-length” transaction approved pursuant to the normal underwriting standards, and upon the normal commercial terms and conditions, that are applicable to GVTC’s unaffiliated customers.

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Section 3.22

Compliance with Federal Laws.

GVTC has not received any written notice from a Governmental Entity (i) alleging that GVTC is operating in violation in any material respect of (A) the federal Bank Secrecy Act, as amended and its  implementing regulations (31 CFR part 103), (B) the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”) and the regulations promulgated thereunder, (C) any order issued with respect to anti-money laundering by the U.S. Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (ii) that GVTC is not in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder and no fact or circumstance exists which would cause GVTC to be in violation of any of the foregoing in any material respects.

Section 3.23

Internal Controls.

Except as set forth on Disclosure Schedule 3.23, GVTC’s records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under its exclusive ownership and direct control, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the next sentence. GVTC has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

ARTICLE IIIA
REPRESENTATIONS OF GVTC SHAREHOLDERS

Section 3A.1

Ownership of Shares.

Each GVTC Shareholder represents and warrants, severally but not jointly, to CNC that he, she or it is the owner of the number of shares of common stock of GVTC set forth opposite his or her name on Exhibit A, and that such shares are not subject to any pledge or other lien, security interest, restriction or encumbrance, except any restrictions arising pursuant to the terms of the GVTC Shareholders Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CNC

CNC hereby represents and warrants to GVTC and the GVTC Shareholders as follows:

Section 4.1

Organization.

CNC is a corporation duly organized, validly existing and in good standing under the laws of New York State and is the owner of 100% of the outstanding stock of CNBTC, a national banking association duly organized, validly existing and in good standing under the laws of the United States.  CNC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly

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licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the ability of CNC to consummate the Acquisition and to provide trust services to the Trust Accounts either directly or through CNC’s Affiliates.

Section 4.2

Authority; No Violation.

(a)

CNC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of CNC, and no other corporate proceedings on the part of CNC are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CNC and (assuming due authorization, execution and delivery of this Agreement by GVTC) constitutes a valid and binding agreement of CNC enforceable against CNC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)

Neither the execution and delivery of this Agreement by CNC, nor the consummation by CNC of the transactions contemplated hereby, nor compliance by CNC with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of CNC or (ii) assuming the consents, permits, authorization, approvals, filings and registrations set forth in Section 4.3 are obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNC or any of its properties or assets or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under or the creation of any Encumbrance upon any of the properties or assets of CNC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CNC is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC’s ability to consummate the transactions contemplated hereby.

Section 4.3

Consents and Approvals.

(a)

Except for the approval of the New York State Banking Department, no consents, permits, authorizations, approvals or orders of, or filings or registrations with, any Governmental Entity or with any third party are required to be obtained or made by or on behalf of CNC in connection with (1) the execution and delivery by CNC of this Agreement or (2) the consummation of the Acquisition and the other transactions contemplated hereby.

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(b)

As of the date hereof, CNC has no Knowledge of any reasons why all consents and approvals will not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for the consummation of the Acquisition and the other transactions contemplated by this Agreement.

Section 4.4

Financing.

CNC has, and will have, on the Closing Date and on each Post Closing Payment Date, sufficient immediately available funds to pay the Acquisition Consideration and enable CNC to consummate the transactions contemplated hereby.

Section 4.5

Legal Proceedings.

Neither CNC nor CNBTC, nor any of their respective direct or indirect subsidiaries or Affiliates, is a party to any, and, to CNC’s Knowledge, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CNC, CNBTC or any of their respective direct or indirect subsidiaries or Affiliates, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the conduct of such Person’s business or challenging the validity or propriety of the transactions contemplated by this Agreement.

Section 4.6

Broker’s Fees.

Neither CNC nor CNBTC, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.7

Regulatory Reports; Examinations.

At Closing, CNC will have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity and will have paid all fees and assessments due and payable in connection therewith.  The most recent Office of the Comptroller of the Currency examination rating of CNC’s trust operations was not less than “satisfactory”.  No Governmental Entity has initiated any proceeding or, to the Knowledge of CNC, investigation into the business or operations of CNC or the business and operations of CNC with respect to its trust operations.  There is no unresolved violation or exception asserted by any Governmental Entity with respect to any report or statement relating to any examinations of CNC with respect to its trust operations which would reasonably be expected to have a Material Adverse Effect on the conduct of CNC’s business.

Section 4.8

Compliance with Applicable Law.

CNC holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and trust operations, and in the conduct of such business and operations has complied in all material respects with and has been and is not in violation or default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline

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of any Governmental Entity, and CNC has not received written notice of any violations of any of the above.

Section 4.9

SEC Filings; Financial Statements; Sarbanes-Oxley Act.

(a)

CNC has Previously Disclosed to GVTC a true, correct and complete copy of CNC’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “CNC  Form 10-K”), quarterly reports on Form 10-Q for the quarter ended March 31, 2007, current reports on Form 8-K filed at any time between March 31, 2007 and the date of this Agreement, and the definitive proxy statement for the annual meeting of shareholders of CNC held on March 14, 2007, in each case including all amendments thereof and all as filed by CNC with the SEC (collectively, the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Company’s SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)

The financial statements of CNC included in the  SEC Documents (collectively, the “CNC Financials”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments that are not material), in all material respects, the consolidated financial position of CNC and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)

Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by CNC was accompanied by the certifications required to be filed or submitted by CNC’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.10

No Knowledge of Breach.

CNC, CNBTC and their respective direct or indirect Subsidiaries and Affiliates have no Knowledge (1) that GVTC or any GVTC Shareholder is in breach of its representations and warranties in this Agreement, or  (2) of any facts, events or occurrences which could cause GVTC or any GVTC Shareholder to be in breach of any of its representations or warranties in this Agreement.

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ARTICLE V
COVENANTS

Section 5.1

Applications.

As promptly as practicable after the date hereof, and after a reasonable opportunity for review and comment by GVTC and its counsel, CNC shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the New York State Banking Department, the Office of the Comptroller of the Currency and the Federal Reserve Board, as applicable, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings required by law to be submitted by it to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Acquisition.  GVTC and CNC each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.  The parties expressly acknowledge and agree that CNC shall be solely responsible for obtaining the approval of, and the filing of any notices with, the New York State Banking Department, the Office of the Comptroller of the Currency and the Federal Reserve Board, as applicable, and any costs associated therewith.  GVTC and the GVTC Shareholders will reasonably cooperate with such efforts and sign such documents as may reasonably be required to obtain such approval and file such notices.

Section 5.2

Best Efforts.

(a)

Subject to the terms and conditions of this Agreement, CNC and GVTC will use all commercially reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.1 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Acquisition at the earliest possible date, including, without limitation, obtaining the consent or approval of any Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that GVTC shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CNC.  Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third party, any action that would substantially impair the prospects of completing the Acquisition pursuant to this Agreement, or that would materially delay such completion.

(b)

Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date such that the conditions set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii)

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any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all commercially reasonable best efforts in good faith to remedy such failure.

(c)

From the date of this Agreement through the Closing, to the extent permitted by law and to the extent reasonably practicable, GVTC shall provide such assistance to CNC as is reasonably necessary for CNC to prepare for the conversion and transfer of all information concerning the assets and liabilities of GVTC into CNC’s own data processing system, with a view to facilitating the integration of GVTC’s and the systems of CNC and its Subsidiaries and otherwise combining GVTC’s operations with the operations of CNC and its Subsidiaries as soon as practicable following consummation of the Acquisition. Such assistance shall include providing CNC or an Affiliate named by CNC with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of GVTC, together with operational procedures designed to implement the transfer of such information to CNC or such Affiliate as soon as practicable following the Closing, provided that the confidentiality of customer information shall be preserved and no such information shall be transferred until the Closing.  After execution of this Agreement, GVTC and CNC shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

Section 5.3

Investigation and Confidentiality.

(a)

CNC and GVTC will each keep the other advised of all material developments relevant to its and its Subsidiaries’ businesses and to consummation of the transactions contemplated herein. CNC and GVTC may make or cause to be made such reasonable investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. Each of CNC and GVTC agrees to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Acquisition of, any party hereto.

(b)

Each of CNC, GVTC and the GVTC Shareholders (each, the “Receiving Party”) will, and will use commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of any of the other parties (each, the “Disclosing Party”), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other federal, state or local laws, rules or regulations; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.3(b).  In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the written advice of the Receiving

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Party’s counsel, is required, and the Receiving Party will exercise reasonable efforts to ensure that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates.  The Receiving Party will not otherwise disclose Confidential Information to any Person, except with the consent of the Disclosing Party.  In the event that the Acquisition is not consummated, the Receiving Party will promptly return all Confidential Information to the Disclosing Party.  For the purposes hereof, “Confidential Information” means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, in connection with the transactions contemplated hereby, except information that the Receiving Party can demonstrate (a) is ascertainable or was obtained from public sources, (b) was received from a third party not under an obligation to keep such information confidential, (c) is or became known to the public (other than through a breach of this Agreement), or (d) was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential.  The Receiving Party recognizes that any breach of the provisions of this Section 5.3(b) would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

Section 5.4

Press Releases and Other Public Disclosures.

No GVTC Shareholder shall issue any press release or make any public disclosures concerning or  related to this Agreement or the transactions contemplated hereby. GVTC and CNC shall agree with each other as to the form, timing and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult and agree with each other as to the form, timing and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other party, from making any disclosure which is required by applicable law.

Section 5.5

Actions Pending the Acquisition.

(a)

Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CNC and GVTC shall, and shall cause each of its Subsidiaries to, use its commercially reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)

Except with the prior written consent of CNC (which consent will not be unreasonably withheld, conditioned or delayed) or as expressly permitted by this Agreement, GVTC shall not:

(i)

carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation outside the ordinary course of business in excess of $100,000 which would reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 hereof or which requires performance over more than one year (other than loans and investments

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booked, or other transactions completed, in the usual, regular and ordinary course of business);

(ii)

issue any shares of its capital stock or permit any treasury shares to become outstanding; other than upon exercise of Rights outstanding prior to the date hereof; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(iii)

incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice or as would not reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 below;

(iv)

issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(v)

amend or otherwise change its organization certificate or bylaws; impose, or suffer the imposition, on any share of capital stock of GVTC of any lien, charge or encumbrance;

(vi)

merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

(vii)

waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice or as would not reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 hereof, with notice to CNC;

(viii)

sell, liquidate, pledge or encumber or dispose of, or acquire any assets with a value in excess of $50,000 (other than in the ordinary course of business consistent with past practice; transfers of Accounts pursuant to the proper requests made pursuant to the Governing Agreements or otherwise, or as would not reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 hereof); make any capital expenditure in excess of $50,000 in the aggregate which would reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 hereof; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any real property leases relating thereto;

(ix)

other than as Previously Disclosed or as set forth on Schedule 3.16(m), and except for the payment of  bonuses to employees for the period prior to the Closing Date, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any “change of control” or severance payment) to, any of its directors, officers or employees except as required by law or contractual obligation in effect as of the date hereof or as would not reasonably be expected to cause a failure of the condition precedent set forth in

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Section 6.3 hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or as would not reasonably be expected to cause a failure of the condition precedent set forth in Section 6.3 hereof or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation which would reasonably be expected to cause a failure of the conditions precedent set forth in Section 6.3 hereof;

(x)

change its investment management policies or other material banking policies in any material respect except as may be required by changes in applicable law, or as required by the New York State Banking Department;

(xi)

engage or enter into any new Interested Party Transactions, or modify, extend or renew any existing Interested Party Transactions;

(xii)

change its methods of accounting in effect on December 31, 2006, except as required by changes in GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the fiscal year ended December 31, 2006, except as required by applicable law;

(xiii)

take any action that would result in any of its representations or warranties in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, or in any of the conditions to the Acquisition set forth in Article VI not being satisfied, except as may be required by law;

(xiv)

extend the statute of limitations on any open tax return years;

(xv)

purchase for its own account any investment, in any form, which has a stated maturity date of greater than ninety (90) days or purchase any investment in an amount in excess of $100,000 which is not either a U.S. treasury bill or a bank certificate of deposit and which would reasonably be expected to cause a failure of the condition precedent set forth in Section 6.3 hereof; or

(xvi)

agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

(c)

CNC shall not, except with the prior written consent of GVTC (which consent shall not unreasonably be withheld, conditioned or delayed) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or take any actions that would result in any of its representations or warranties in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, or in any of the conditions to the Acquisition set forth in Article VI not being satisfied, except as may be required by law; provided, however, that nothing herein shall be construed to prevent CNC from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the

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assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.6

Employee Benefits.

(a)

Each current employee of GVTC shall continue as an employee of GVTC immediately after the Closing and shall be given credit for past service with GVTC for purposes of determining eligibility for, and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CNC or its Subsidiaries (collectively, the “CNC Plans”) in which such employees participate following the Acquisition. In the event that the employment of any current employee of GVTC shall be terminated without cause after the Closing, such employees shall be entitled to receive benefits under CNC’s usual severance practice (without duplication, however, with any payment under any severance or separation plan, program, agreement or arrangement maintained or provided by GVTC).

(b)

Following the Closing, CNC shall cause GVTC or the Successor Entity to continue GVTC’s existing 401(k) Plan (the “401(k) Plan”) such that each employee of GVTC or any Successor Entity may continue to participate in the 401(k) Plan on the same terms after Closing  as existed prior to Closing.  At no time after Closing and prior to the date that the GVTC Shareholders receive the third Post Closing Date Payment, shall GVTC or any Successor Entity amend, modify or terminate the 401(k) Plan without the prior written Consent of the GVTC Shareholders Committee, except that changes and amendments may be made in the ordinary course of business to comply with ERISA and other applicable laws.

(c)

Prior to the Closing, GVTC shall take all actions that may reasonably be requested by CNC in writing upon advance notice of not less than 90 days with respect to (i) causing the continuation on and after the Closing of any contract, arrangement or insurance policy relating to any GVTC Plan for such period as may be requested by CNC, or (ii) cooperating with CNC to facilitate the merger of any GVTC Plan (other than the 401(k) Plan) into any CNC Plan as of or following the Closing.  Each GVTC Plan that is not merged into a CNC Plan pursuant to clause (iii) above, shall be assumed by CNC to the extent permitted by the terms of the GVTC Plan; provided that, to the extent necessary, each GVTC Plan (other than the 401(k) Plan) shall be amended, effective prior to the Closing, to provide that GVTC and any Successor Entity shall have the right to amend and/or terminate each such plan at any time, including any time after the Closing.

(d)

CNC, GVTC or any Successor Entity shall provide COBRA continuation coverage, to the extent required by law, to any qualified beneficiary who (i) is receiving COBRA continuation coverage as of the Closing, or (ii) experiences a qualifying event (as such term is defined in the Code and implementing regulations) as a result of the Acquisition.

Section 5.7

Takeover Laws.

No party hereto shall take any action that would cause the transactions contemplated by this Agreement or any of the Transaction Documents to be subject to the requirements imposed

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by any Takeover Law (to the extent not subject to such requirements as of the date hereof), and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, “Takeover Law” shall mean any legal requirement related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement except for federal and New York State laws applicable in the ordinary course of business to proposed mergers and affiliations between banks and trust companies.

Section 5.8

No Solicitation.

(a)

Subject to Section 5.8(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither GVTC nor any Person acting on behalf of GVTC shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by GVTC or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CNC, relating to the possible acquisition, recapitalization or other business combination involving GVTC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition (subject to ordinary and customary due diligence), to be referred to as “Takeover Proposal”), (b) provide non-public information with respect to GVTC to any Person, other than  the GVTC Shareholders, clients, potential clients, vendors or potential vendors who, in each case, have executed appropriate confidentiality agreements, CNC and its professional advisors or GVTC’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CNC, providing for a possible Takeover Proposal.  If GVTC receives any offer or proposal related to a Takeover Proposal, GVTC shall promptly (but in any event within forty-eight (48) hours of receipt) notify CNC thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

(b)

Notwithstanding anything to the contrary contained in Section 5.8(a), prior to the Closing or the termination of this Agreement in accordance with its terms, GVTC may, to the extent the Board of Directors of GVTC determines, in good faith, after consultation with outside legal counsel, that its fiduciary duties could reasonably require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.8(c), furnish non-public information, and afford access to the properties, books or records of GVTC to any Person after such Person has delivered to GVTC in writing, an unsolicited bona fide Takeover Proposal with respect to GVTC (which has not been withdrawn) which the Board of Directors of GVTC in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor and legal counsel (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of GVTC (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”). In the event GVTC receives a Superior Proposal, nothing

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contained in this Agreement (but subject to the terms of this Section 5.8(b)) will prevent the Board of Directors of GVTC from recommending such Superior Proposal to the shareholders of GVTC, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is reasonably required by its fiduciary duties; in such case, the Board of Directors of GVTC may withdraw, modify, condition or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that GVTC shall not recommend to the GVTC Shareholders a Superior Proposal for a period of not less than the greater of two full business days and 48 hours after CNC’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this Section 5.8(b) shall limit GVTC’s obligation to hold and convene a special meeting of the GVTC Shareholders (regardless of whether the recommendation of the Board of Directors of GVTC shall have been withdrawn, modified or not yet made) or to provide the GVTC Shareholders with material information relating to such meeting.

(c)

Notwithstanding anything to the contrary herein, GVTC  shall not provide any non-public information to a third party unless: (x) GVTC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CNC.

Section 5.9

Certain Liability Matters.

(a)

CNC covenants and agrees that the obligations of GVTC under GVTC’s organization certificate, by-laws and any indemnification contracts to indemnify, defend and hold harmless, the officers and directors of GVTC against all claims, losses, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments arising out of or related to acts or omissions taken by such parties, in their capacity as officers or directors GVTC (“GVTC’s Indemnification Obligations”) will not be terminated or modified in such  a manner as to adversely affect any present of former director or officer of GVTC, without the prior written consent of any affected Person, and further agrees that the GVTC Indemnification Obligations will be continued in the organizational documents of any Successor Entity for the benefit of any former director or officer of GVTC.

(b)

CNC covenants and agrees that if GVTC, any Successor Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the Successor Entity or any of its successors or assigns (A) assume GVTC’s Indemnification Obligations with respect to the then present or former directors and officers of GVTC and (B) provide officers’ and directors’ liability insurance in respect of acts or omissions occurring subsequent to closing and  prior to the consumation of any such transaction, covering each director and officer of GVTC then covered by CNC’s policy, on terms with respect to coverage and amount no less favorable than those of CNC’s policy, for a period of at least six (6) years after the consumation of any such transaction.

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(c)

CNC covenants and agrees that after Closing, the members of the Advisory Committee and the Sub-committees shall be provided the same indemnification and insurance coverage that CNC, GVTC or any Successor Entity provides to the officers and directors of GVTC or any Successor Entity.

Section 5.10

Fees and Expenses.

Except as set forth in Section 7.2(b), Section 5.1 and this Section 5.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the “Transaction Costs”) shall be paid by the party incurring such expenses, whether or not such transactions are consummated.  Notwithstanding the preceding sentence, CNC, in the event the Acquisition closes, shall allow GVTC a credit of up to U.S. [*] against the GVTC minimum capital requirement in Section 6.3(d) below to pay for legal and accounting work, and certain other expenses of GVTC which would normally be paid in an acquisition by the buyer.  Such costs are subject to CNC’s reasonable approval based on submission by GVTC of an itemized list of expenses for which GVTC requests this credit.

Section 5.11

Financial Statements.

CNC will furnish to the GVTC Shareholders Committee:

(a)

within 120 days after the end of each fiscal year occurring on or prior to the expiration of the Third Measuring Period, the audited consolidated statements of condition of GVTC and the Successor Entity, and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountant selected by GVTC or the Successor Entity and reasonably acceptable to the GVTC Shareholders Committee to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of GVTC or any Successor Entity in accordance with GAAP consistently applied; and

(b)

within 45 days after the end of each of the first three fiscal quarters of each fiscal year occurring, in whole or in part, on or prior to the expiration of the Third Measuring Period, an interim unaudited calculation of the Net Revenue of GVTC or the Successor Entity for the fiscal quarter and for the applicable Measuring Period on a year to date basis, certified by the Chief Financial Officer of CNC as presenting fairly in all material respects the Net Revenue of GVTC or the Successor Entity for the periods indicated, subject to audit and adjustments.

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ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1

Conditions Precedent to Obligations of CNC and the GVTC Shareholders.

The respective obligations of CNC and the GVTC Shareholders to effect the Acquisition and to consummate the other transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)

The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; and

(b)

There shall not have been instituted or pending any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint enjoining or preventing the consummation of the transactions contemplated by this Agreement.

(c)

The actions required in Section 2.5 with respect to the Retained Management, officers and directors of GVTC following Closing and the establishment of the Advisory Committee and Sub-committees shall have been completed.

Section 6.2

Conditions Precedent to Obligations of the GVTC Shareholders.

The obligations of each GVTC Shareholder to effect the Acquisition and to consummate the other transactions contemplated by this Agreement and the Transaction Documents shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by the GVTC Shareholder pursuant to Section 7.4 hereof:

(a)

The representations and warranties of CNC set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by GVTC; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such  representations and warranties to be so true and correct in all material respects constitutes, individually or in the aggregate, a Material Adverse Effect on CNC’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(b)

CNC shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

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(c)

CNC shall have delivered to GVTC and the GVTC Shareholders a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied; and

(d)

The GVTC Shareholder shall have received his, her or its pro-rata share of the Closing Date Payment.

Section 6.3

Conditions Precedent to Obligations of CNC.

The obligations of CNC to effect the Acquisition and to consummate the other transactions contemplated by this Agreement and the Transaction Documents shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CNC pursuant to Section 7.4 hereof:

(a)

The representations and warranties of GVTC set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CNC; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct in all material respects constitutes, individually or in the aggregate, a Material Adverse Effect on GVTC;

(b)

GVTC shall have in all material respects performed all obligations and conditions and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c)

GVTC shall have delivered to CNC a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

(d)

GVTC’s Shareholders’ Investment (as such term is used in the GVTC Financial Statements) as shown on GVTC’s statement of condition prepared in accordance with GAAP at and as of the Closing Date shall be no less than the total of (i) the minimum capital required of GVTC computed in accordance with the regulations of the New York State Banking Department for trust companies, plus (ii) [*], calculated in a manner consistent with the accounting policies and procedures followed by GVTC in its preparation of the GVTC Financial Statements; and which calculation of Shareholders’ Investment shall include (w) the aggregate exercise price of the Stock Options exercised by the Optionees as provided in Section 2.6 hereof, (x) the premiums for a six (6) year tail policy for GVTC’s directors’ and officers’ liability insurance coverage purchased by GVTC, and (y) all accrued income and expenses to the Closing, including withholding taxes related to the exercise of the Stock Options, and all unpaid

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expenses of GVTC for any GVTC Transaction Costs in excess of U.S. [*].  The parties agree that any Shareholders’ Investment in excess of amounts necessary to satisfy the condition set forth in this Section may be paid as a dividend by GVTC to the GVTC Shareholders;

(e)

Except as disclosed at Closing and waived by CNC under Section 7.4 hereof, GVTC shall have completed and paid amounts showing as owed on all tax returns and tax information returns due on or before the Closing Date and shall have accomplished all back-up withholding required on or before the Closing Date, and accrued for the costs and expenses of such matters as of or before the Closing Date; and

(f)

Subject to Section 2.7(b), each shareholder of GVTC shall have consented in writing to making a 338(h)(10) Election and shall have agreed to sign, IRS Form 8023 for Elections Under Section 338 for Corporations Making Qualified Stock Purchases.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT; INDEMNIFICATION; ARBITRATION

Section 7.1

Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)

by the mutual written consent duly authorized by the respective Boards of Directors of CNC and GVTC;

(b)

by CNC in writing, if GVTC has, or by GVTC in writing, if CNC has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, only if, in either case, (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party, and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

(c)

by CNC or GVTC in writing, if the applications for prior approval referred to in Section 5.1 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Acquisition;

(d)

by CNC or GVTC, in writing, if the Acquisition shall not have been consummated by the close of business on March 31, 2008, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(e)

by CNC, if (i) the Board of Directors of GVTC shall withdraw, modify or change its approval or recommendation of this Agreement or the transactions contemplated thereby in a manner adverse to CNC; (ii) the Board of Directors of GVTC shall have recommended to the GVTC Shareholders a Superior Proposal, or GVTC or the GVTC Shareholders shall have executed a letter of intent, a binding definitive agreement or a similar document with respect to a Superior Proposal; or (iii) a Takeover Proposal with respect to GVTC is publicly announced and, upon CNC’s request, GVTC fails to issue a press release announcing

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its opposition to such Takeover Proposal within three (3) business days after such request; or (iv) the Board of Directors of GVTC shall have resolved to take any action described in clause (i) or (ii) of this Section 7.1(e); and

(f)

by GVTC, if the Board of Directors of GVTC shall have recommended to the shareholders of GVTC a Superior Proposal, or GVTC shall have executed a binding definitive agreement with respect to a Superior Proposal, in each case in accordance with Section 5.8, provided that GVTC has complied with all provisions thereof.

Section 7.2

Effect of Termination.

(a)

In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and break-up fees and expenses set forth in Sections 5.3(b) and 7.2(b) hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

(b)

In the event that this Agreement is terminated (i) by CNC pursuant to Section 7.1(e) or (ii) by GVTC pursuant to Section 7.1(f) after a Takeover Proposal from a third party is received by GVTC or made public or otherwise communicated to its shareholders (unless CNC is then in breach of its representations, warranties or covenants contained in this Agreement such that conditions set forth in Section 6.3(a) or (b) would not be satisfied, and GVTC shall have duly given written notice to that effect prior to such termination), then in each case (without duplication) GVTC shall pay in immediately available funds to an account designated by CNC, no later than three (3) business days after the date of such termination, all out-of-pocket costs and expenses (including without limitation, professional fees of outside legal counsel, financial advisors and accountants, and their expenses) actually incurred by CNC and its Subsidiaries in connection with the transactions contemplated by this Agreement, such costs and expenses not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate. In the event this Agreement is terminated under the circumstances described in the preceding sentence, and either (x) GVTC shall have consummated a transaction with a third party with respect to a Takeover Proposal within one hundred eighty (180) days of the termination of this Agreement, or (y) within such one hundred eighty (180) day period, any third party Person consummates a tender or exchange offer in which it acquires 50% or more of the outstanding GVTC Common Stock, then, in addition to the amounts required under the preceding sentence, GVTC shall pay in immediately available funds to an account designated by CNC, no later than three (3) business days after the date of the applicable triggering event, a fee equal to [*], as liquidated damages and not as a penalty.

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Section 7.3

Survival of Representations, Warranties and Covenants.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at[*]; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CNC or GVTC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CNC or GVTC, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNC and GVTC of the transactions contemplated herein.

Section 7.4

Waiver.

Except where not permitted by law, CNC, GVTC or the GVTC Shareholder Committee, by written instrument signed by such party or an executive officer of such party if applicable, may at any time extend the time for the performance of any of the obligations or other acts of another party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or  agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 7.5

Amendment or Supplement.

This Agreement may be amended or supplemented at any time prior to the Closing only by mutual agreement of the parties hereto evidenced by a written instrument signed by such parties.  Until the completion of the Closing, each GVTC Shareholder hereby irrevocably authorizes and appoints GVTC, with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to provide any notices of termination under Section 7.1 hereof, to execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, provided however, that GVTC shall not execute any agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents that would materially adversely affect the right of the GVTC Shareholders hereunder, including, without limitation, a decrease in the Acquisition Consideration, the manner or timing of payment of any Acquisition Consideration, or amendment  to the GVTC Shareholders’ indemnification obligations, without the prior written consent of any affected Person.

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Section 7.6

Indemnification.

(a)

From and after the Closing, and subject to the terms and conditions of this agreement, the GVTC Shareholders shall indemnify and hold harmless CNC and its officers, directors, employees and agents (collectively, the “CNC Parties”) from and against any and all Losses which it or they suffer, incur or sustain arising out of or attributable to (whether or not arising out of Third Party Claims):  (i) any inaccuracy in or breach of any representation or warranty made by GVTC in this Agreement that survives the Closing; and (ii) any breach or nonperformance of any covenant to be performed by GVTC pursuant to this Agreement. The indemnifications provided in this Section 7.6 shall be the exclusive remedy of the CNC Parties and the CNC Parties shall not be entitled to any additional remedies available to them.  Any amount which has been fixed in amount and determined in accordance with the procedures under this Section 7.6 to be due to the CNC Parties from the GVTC Shareholders under this Section 7.6(a) will be set off against certain Post Closing Date Payments due to the GVTC Shareholders prior to the distribution of such payments to the GVTC Shareholders as provided in Sections 7.6(h) and 7.6(i) below, which right of setoff shall be CNC’s sole and exclusive means of collecting amounts due from the GVTC Shareholders for claims made under this Section 7.6(a).

(b)

From and after the Closing, and subject to the terms and conditions of this Agreement, CNC shall indemnify and hold harmless GVTC, the GVTC Shareholders, each of their respective officers, directors, employees and agents (collectively, the “GVTC Parties”) from and against any and all Losses which it or they suffer, incur, or sustain arising out of or attributable to (whether or not arising out of Third Party Claims) (i) any inaccuracy in or breach of any representation or warranty made by CNC in this Agreement that survives the Closing, (ii) any breach or nonperformance of any covenant to be performed by Purchaser pursuant to this Agreement, and (iii) the business or operations of GVTC or CNC with respect to Accounts arising after the Closing.  The indemnification provided in this Section 7.6(b) shall be the exclusive remedy of the GVTC Parties and the GVTC Parties shall not be entitled to any additional remedies available to them.

(c)

Notwithstanding any other provision in this Agreement to the contrary, neither the GVTC Shareholders nor CNC shall be charged with any obligation under the foregoing indemnity  (i) unless the aggregate amount of Losses exceeds $[*] (it being understood that once the aggregate amount of Losses exceeds $[*], the indemnifying party shall be liable for all Losses (i.e., Losses back to the first dollar).

(d)

The obligations to indemnify and hold harmless a party pursuant to this Section 7.6, other than indemnification for a breach by GVTC of its representation and warranty under Section 3.15(d), shall terminate on [*], and the obligations to indemnify and hold harmless a party pursuant to this Section 7.6 with respect to a breach by GVTC of its representation and warranty under Section 3.15(d) shall terminate on [*]; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim within the appropriate time by

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delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification; and provided, further that all covenants to be performed prior to the Closing shall terminate at the Closing.

(e)

The amount of any Losses claimed by any Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto.  Notwithstanding anything in this Agreement to the contrary, no party hereto shall be required to indemnify or hold harmless any other party hereto or otherwise compensate any other party hereto for Losses with respect to exemplary, consequential, special, indirect or punitive damages, including any loss theories based on a multiple of purchase price or lost profits.

(f)

An Indemnified Party shall not be entitled to multiple recovery for the same Losses.

(g)

In determining the amount of indemnification due under this Article VII, all payments shall be reduced by any tax benefit actually realized by the Indemnified Party on account of the underlying claim.

(h)

Except for claims made under Section 7.6(a)(i) by the CNC Parties for a breach by GVTC of its representation and warranty set forth in Section 3.15(d) (a “Subchapter S Claim”) which are addressed in Section 7.6(i) hereof, (i) any amounts due to the CNC Parties from the GVTC Shareholders under Section 7.6(a) hereof which has been properly asserted prior to [*] will be offset from the actual amount payable on [*], (ii) the aggregate maximum amount for which the CNC Parties may seek indemnification from the GVTC Shareholders under Section 7.6(a) hereof for Losses is limited to the actual aggregate amount of the [*] and (iii) no GVTC Shareholder shall be responsible to indemnify the CNC Parties in an amount in excess of the portion of the [*] payable to such GVTC Shareholder. Without limiting the foregoing, as an Indemnified Party under this Section 7.6(i), CNC may withhold any portion of the [*] (up to the maximum amount of any outstanding claim for indemnification as of [*]) due to a GVTC Shareholder under Article II hereof until any claim against the GVTC Shareholders for indemnification of which the CNC Parties have given notice hereunder prior to [*] has been finally resolved.

(i)

With respect to Subchapter S Claims,  (i) any amounts due to the CNC Parties  from the GVTC Shareholders under a Subchapter S claim for Losses which has been properly asserted prior to [*] will be offset against the actual amount of Post Closing Date Payments that are due to a GVTC Shareholder (the “Available Subchapter S Off-Set Amount”), (ii) the aggregate maximum amount for which the CNC Parties may seek indemnification under a Subchapter S claim is limited to the aggregate amount of the Available Subchapter S Off-Set Amount, and (iii) no GVTC Shareholder shall be responsible to indemnify the CNC Parties in an amount in excess of the portion of the Available Subchapter S Off-Set Amount payable to such GVTC Shareholder.  Without limiting the foregoing, as an Indemnified Party under this Section

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7.6(i) hereof, CNC may withhold any portion of any unpaid Post Closing Date Payments which are scheduled to be paid to a GVTC Shareholder after the date that CNC makes a Subchapter S Claim against the GVTC Shareholders until such Subchapter S Claim has been finally resolved.

(j)

Any party entitled to be indemnified under this Agreement (an “Indemnified Party”) seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a “Third Party Claim”) shall give prompt written notice to the other party hereunder (the “Indemnifying Party”).  Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 45 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Section 7.6 by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an out-of-pocket expense or otherwise has been damaged or prejudiced as a result of such delay.

(k)

Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim.  If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 45 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim.  If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim.  In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to each of the Indemnifying Party and the Indemnified Party.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control

12871703.4

that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.  Notwithstanding anything to the contrary contained in this paragraph (k), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnified Party shall, subject to the terms and conditions of this Article VII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in this paragraph (k) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Section 7.6, reimburse the Indemnified Party for any costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of such Third Party Claim.

(l)

Notwithstanding the foregoing, if an offer of settlement or compromise is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party’s willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

(m)

Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  The Indemnifying Party shall have a period of 45 days within which to respond thereto.  If the Indemnifying Party does not respond within such 45-day period, it shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim.  If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to such party by applicable law.

Section 7.7

Arbitration.

(a)

If the amount of a Post Closing Date Payment, or any portion thereof, under Section 2.3(a) above is disagreed upon between CNC and the GVTC Shareholders Committee, CNC shall proceed to make the Post Closing Date Payment as attested under Section 2.3(b) above and the disagreeing parties shall submit to arbitration the issue of what amount, if any, in addition thereto, shall be paid, as follows:

(i)

CNC and the GVTC Shareholders Committee each shall engage, at its own cost and expense, an arbitrator within fifteen (15) days from the date of the Post Closing Date Payment at issue.  The arbitrators shall agree, no later than thirty (30) days from the date the second arbitrator has been engaged upon the amount of Post Closing Date Payment, if any, to be paid by or credited to CNC, taking into account the principles and objectives set forth in Exhibit C and the definitions of Net Revenue and Net Revenue Target contained in this Agreement.  If the two arbitrators cannot agree on a

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determination, then within five (5) days the two arbitrators shall select a third arbitrator.  No later than thirty (30) days from the date the third arbitrator is engaged, he or she shall determine which of the two positions best satisfies the provisions of this Agreement and the intent of the parties, taking into account the principles and objectives set forth in Exhibit C and the definitions of Net Revenue and Net Revenue Target contained in this Agreement.  The third arbitrator shall have no right to propose a middle ground between the two or to make any modification of the proposals of either party.  The third arbitrator’s determination shall be final and binding on all parties.  The cost and expense of the third arbitrator shall be shared equally between Purchaser, on one hand, and the GVTC Shareholders Committee on the other hand. If either party fails to engage an arbitrator as required hereunder, the arbitrator selected by the other party shall conduct the arbitration and make the final decision in accordance with this Section 7.7.

(ii)

The arbitration shall be conducted in Monroe County, New York, at the offices of a law firm selected by the arbitrator or arbitrators.

(iii)

The arbitration under this Section 7.7 shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment in the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iv)

This Section 7.7 shall not apply to any issues arising under this Agreement or the Transaction Documents except as specifically set forth herein with respect to the calculation of the amounts of Post Closing Date Payments.

ARTICLE VIII
GVTC SHAREHOLDERS COMMITTEE

Section 8.1

GVTC Shareholders Committee

.  Effective automatically upon the Closing, each GVTC Shareholder hereby irrevocably authorizes and appoints the GVTC Shareholder Committee, with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead for purposes of this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the GVTC Shareholders Committee has full power and authority, on behalf of each GVTC Shareholder and his, her or its successors and permitted assigns, from and after the Closing, to (i) interpret the terms and provisions of this Agreement; (ii) receive service of process in connection with any claims under this Agreement; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the GVTC Shareholders Committee for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article VII hereof; (iv) give and receive notices and communications; and (v) take all actions necessary or appropriate in the sole judgment of the GVTC Shareholders Committee for and on behalf of each of the GVTC Shareholders in connection with this Agreement, including the enforcement of any provision of Section 2.5 for the benefit of members of the Advisory Committee or any Sub-Committee, or of Section 5.9 for the benefit of any former director or officer of GVTC.  The GVTC Shareholders Committee shall act by a majority of its members.  To fund the expenses of the GVTC

12871703.4

Shareholders Committee, including the expenses incurred by its members, per meeting fees paid to its members, and the expenses of accountants, attorneys and an arbitrator if the GVTC Shareholders Committee deems necessary or appropriate, the GVTC Shareholders hereby authorize and direct that [*] be deducted from the Closing Date Payment due under Section 2.2 hereof and held by the GVTC Shareholders Committee in an interest-bearing bank deposit to be expended as the GVTC Shareholders Committee decides or, if not expended, to be paid pro rata to the GVTC Shareholders as promptly as possible after the later of (i) the date that the last Post Closing Date Payment has been made by CNC to the GVTC Shareholders in full or (ii) in the event that the amount of the last Post Closing Date Payment is being disputed pursuant to Section 2.3(b) hereof, the date that such dispute is resolved pursuant to Section 7.7 hereof.  Each GVTC Shareholders Committee Member shall be paid a fee of $200 for each meeting of the GVTC Shareholders Committee attended.

Section 8.2

GVTC Shareholders Committee Members

.  The membership of the GVTC Shareholders Committee shall initially be comprised of the GVTC Shareholders Committee Members.  The Chairman of the GVTC Shareholders Committee shall be designated by mutual agreement of [*].

Section 8.3

Successors

.  In the event that a GVTC Shareholders Committee Member, or any successor hereafter appointed, resigns or is removed from the GVTC Shareholders Committee, his or her successor shall be any of the other GVTC Shareholders appointed by the remaining members of the GVTC Shareholders Committee, or where the GVTC Shareholders Committee fails to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the former GVTC Shareholders, provided, however, that any such successor is not an Affiliate of, or an officer or committee member of, any financial institution other than CNC and its Affiliates.  Notwithstanding the foregoing, if Arnold Gray resigns or is otherwise unable to serve as a member of the GVTC Shareholders Committee, his successor shall be appointed with the mutual agreement of [*].

Section 8.4

Liability

.  Neither the GVTC Shareholders Committee nor any GVTC Shareholders Committee Member will be liable to the GVTC Shareholders for any action taken, suffered or omitted by the GVTC Shareholders Committee in good faith and reasonably believed by the GVTC Shareholders Committee to be authorized or within the discretion of the rights or powers conferred upon the GVTC Shareholders Committee by this Agreement, except to the extent of the GVTC Shareholders Committee’s own gross negligence, recklessness or willful misconduct and the entry into this Agreement will constitute the agreement of the GVTC Shareholders (and such shareholders’ successors, assigns, heirs, legal representatives, affiliates or spouses) to jointly and severally indemnify, defend and hold the GVTC Shareholders Committee and each GVTC Shareholders Committee Member harmless as to any and all losses related thereto.  The GVTC Shareholders Committee may consult with competent and responsible legal counsel selected by it, and neither the GVTC Shareholders Committee nor any

12871703.4

GVTC Shareholders Committee Member will be liable for any action taken or omitted by him or her or it in good faith in accordance with the advice of such counsel.  The GVTC Shareholders Committee and each GVTC Shareholders Committee Member shall be reimbursed by the GVTC Shareholders for any counsel fees and other out-of-pocket expenses incurred by the GVTC Shareholders Committee or any of the GVTC Shareholders Committee Members in connection with the activities of the GVTC Shareholders Committee in connection with this Agreement in excess of the amount deducted from the Closing Date Payment under Section 8.1 hereof.  In no event will the Purchaser be responsible for any such fees or expenses or for becoming involved in any way in any disagreements among the GVTC Shareholders Committee Members and the GVTC Shareholders.

Section 8.5

Reliance

.  CNC is entitled to rely on the authorization and designation of the GVTC Shareholders Committee as the representative and true and lawful attorney-in-fact and agent of the GVTC Shareholders pursuant to Section 8.1 above and CNC is entitled to deal exclusively with the GVTC Shareholders Committee on all matters relating to this Agreement and agrees to deal with the GVTC Shareholders Committee on an exclusive basis.  A decision, act, consent or instruction of the GVTC Shareholders Committee constitutes a decision of the GVTC Shareholders.  Such decision, act, consent or instruction is final, binding and conclusive upon each GVTC Shareholder.  CNC may rely upon any such decision, act, consent or instruction of the GVTC Shareholders Committee.  Notices or communications to or from the GVTC Shareholders Committee will constitute notice to or from each GVTC Shareholder, as applicable.

Section 8.6

Third Party Beneficiary

.  CNC and GVTC agree that the GVTC Shareholders Committee is an intended third party beneficiary of this Agreement, that the rights, privileges or remedies arising under this Agreement run to the benefit of the GVTC Shareholders Committee and that the GVTC Shareholders Committee can enforce the terms and conditions of this Agreement against CNC and its sucessors and assigns.  The GVTC Shareholders Committee’s rights under this Section 8.6 shall be irrevocable.

ARTICLE IX
MISCELLANEOUS

Section 9.1

Entire Agreement.

This Agreement shall become effective when executed by CNC, GVTC and by all of the GVTC Shareholders.  This Agreement and the Transaction Documents contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors and permitted assigns. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, and permitted assigns, any rights, remedies, obligations or liabilities.

12871703.4

Section 9.2

No Assignment.

No party hereto may assign any of its rights or obligations under this Agreement to any other Person without the consent of the other party.

Section 9.3

Alternative Structure.

The parties acknowledge that it is the intention of CNC to acquire 100% of the outstanding GVTC Common Stock by virtue of the Acquisition, following which CNC intends to merge GVTC with and into a wholly owned, nationally chartered trust company or other subsidiary of CNC (together with any other successor-in-interest to GVTC, the “Successor Entity”), which would be headquartered in the State of Florida and have operations in the State of Florida and the State of New York.  In the event that one or more GVTC Shareholders determines not to sell his, her or its shares of GVTC Common Stock to CNC pursuant to the terms of this Agreement (other than as a result of a breach of this Agreement by CNC or a failure of a condition to the GVTC Shareholders’ obligation to close the transaction) but a majority in interest of the GVTC Shareholders continue to desire to sell their shares of GVTC Common Stock to CNC, GVTC and CNC shall work in good faith, including without limitation terminating this Agreement and executing a new Agreement, to convert the transaction contemplated by this Agreement from an acquisition of stock from the GVTC Shareholders by CNC to a merger of GVTC with and into the Successor Entity, provided, that (i) the net, after-tax consideration to be paid to the holders of the GVTC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement.

Section 9.4

Schedules; Disclosure of Information.

Any information Previously Disclosed by one party to the other for any purpose hereunder, or set forth in any Disclosure Schedule, shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent.  The inclusion of any matter in a letter or in the Disclosure Schedules shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.  GVTC shall have the right to update the contents of any Disclosure Schedule on or prior to the Closing Date.

Section 9.5

Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to GVTC:

Genesee Valley Trust Company
1221 Pittsford Victor Road
Pittsford, NY 14534
Telecopy: (585) 586-5341
Attention: President and Chief Executive Officer

With a required copy (which shall not constitute notice hereunder) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604-2711
Telecopy: (585) 232-2152
Attention: Craig S. Wittlin, Esq.

If to the GVTC Shareholder Committee, to the Chairman of such committee designated pursuant to Section 8.2, at his business address.
With a required copy (which shall not constitute notice hereunder) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604-2711
Telecopy: (585) 232-2152
Attention: Craig S. Wittlin, Esq.

If to the GVTC Shareholders:

To the addresses set forth on Exhibit A.

With a required copy (which shall not constitute notice hereunder) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604-2711
Telecopy: (585) 232-2152
Attention: Craig S. Wittlin, Esq. And an additional copy (which shall not constitute notice hereunder) to counsel to [*], as follows:
Boylan, Brown, Code, Vigdor and Wilson 2400 Chase Square Rochester, New York 14604 Telecopy (585) 232-3528 Attention: Justin Vigdor, Esq.

If to CNC:

Canandaigua National Corporation
72 South Main Street
Canandaigua, NY 14424
Telecopy: (585) 394-4001
Attention: Steven H. Swartout, Executive
Vice President and General Counsel

With a required copy (which shall not constitute notice hereunder) to:

Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, NY 14604
Telecopy: (585) 258-2821
Attention: Stephen H. Waite, Esq.

Section 9.6

Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.7

GVTC Shareholders Agreement.

By executing this Agreement, and solely in connection with the Acquisition, GVTC and  each of the GVTC Shareholders each (i) without limiting the provisions of Section 9.5 of GVTC Shareholders Agreement, hereby waive any restrictions or limitations on transfer of the GVTC Common Stock, and any rights to purchase any GVTC Common Stock, arising pursuant to the GVTC Shareholders Agreement, and (ii) agree that the GVTC Shareholders Agreement will be terminated automatically and without further action upon the Closing, pursuant to Section 9.2 of the GVTC Shareholders Agreement.

Section 9.8

Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 9.9

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

12871703.4

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

CANANDAIGUA NATIONAL CORPORATION

By:
Name: George W. Hamlin, IV
Title: President and Chief Executive Officer
Date:

GENESEE VALLEY TRUST COMPANY

By:
Name: James D’Amico
Title: President and Chief Executive Officer
Date:

GVTC Shareholders:
[*]

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Disclosure Schedules**

Schedule 3.2

Capitalization

Schedule 3.3

Assets; Liabilities; Trust Accounts

Schedule 3.3(c)

[*] Accounts

Schedule 3.5(a)

Trust Agreements

Schedule 3.6

Consents and Approvals

Schedule 3.10(a)

Trust Account Administration

Schedule 3.10(b)

Trust Accounts

Schedule 3.14

Fees

Schedule 3.15(c)

Material Liabilities

Schedule 3.16(a)

Employee Benefit Plans

Schedule 3.16(i)

Post-Employment Welfare Benefits

Schedule 3.16(m)

Employee Benefits in Connection with an Acquisition

Schedule 3.16(n)

Wage and Hour Claims

Schedule 3.17

Material Contracts

Schedule 3.18

Insurance

Schedule 3.21

Interested Party Transactions

Schedule 3.23

Internal Controls

Exhibits

A

GVTC Shareholders and Stock Options**

B

Calculation of Net Revenue (attached herewith)

C

Determination of Acquisition Consideration (attached herewith)

D

James V. D’Amico Employment Agreement**

E

Other Employment Agreements**

F

Allocation**

Exhibit B

Calculation of Net Revenue

The following example is set forth for illustrative purposes only; it is not intended to reflect any actual Net Revenue for any Measuring Period:

STEP 1 DETERMINE GROSS REVENUE: Begin with the amount of gross revenue (consisting of all revenue items) from GVTC’s or any Successor Entity’s audited financial statements for the Measuring Period.  For purposes of this example, we assume GVTC’s gross revenue to be $[*] for the example Measuring Period.

The total amount of Net Revenue through Step 1 is $[*].

STEP 2 SUBTRACT INVESTMENT SUBADVISOR FEES: Subtract the amount of investment subadvisor fees paid by GVTC or any Successor Entity during the Measuring Period from GVTC’s or any Successor Entity’s gross revenue for the Measuring Period, as provided in GVTC’s or any Successor entity’s audited financial statements.  For purposes of this example, we assume investment sub-advisor fees paid by GVTC during the example Measuring Period to be $[*].  Subtract $[*] from the Net Revenue total from Step 1 as illustrated below:

[*]

The total amount of Net Revenue through Step 2 is $[*].

STEP 3 ADD FEES FROM EXISTING GVTC ACCOUNTS TRANSFERRED TO CNBTC: Add an amount equal to [*]% of the Fees earned by CNBTC or any of its Affiliates (other than GVTC or any Successor Entity) during the Measuring Period from GVTC’s or any Successor Entity’s Accounts existing on the Closing Date which have been transferred to CNBTC or its other Affiliates.  For purposes of this example, it is assumed that four GVTC accounts existing on the Closing Date have been transferred to CNBTC which generated Fees of $[*], respectively, during the example Measuring Period.  Add an amount equal to [*]% of the aggregate amount of Fees from the four example accounts to the Net Revenue total from Step 2 as illustrated below:

[*]

The total amount of Net Revenue through Step 3 is $[*].

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1

STEP 4 ADD FEES  FROM CERTAIN NEW ACCOUNTS ESTABLISHED BY CNBTC: Add an amount equal to [*]% of the Fees earned by CNBTC or any of its Affiliates (other than GVTC or any Successor Entity) from Accounts that are established with CNBTC or any of its Affiliates (other than GVTC or any Successor Entity) following the Closing substantially as a result of the efforts before or after Closing by GVTC or any Successor Entity. For purposes of this example, it is assumed that four accounts were established with CNBTC substantially as a result of the efforts of GVTC which generated Fees of $[*], respectively, during the example Measuring Period.  Add an amount equal to [*]% of the aggregate amount of Fees from the four example accounts to the Net Revenue total from Step 3 as illustrated below:

[*]

The total amount of Net Revenue through Step 4 is $[*].

STEP 5 SUBTRACT FEES FROM EXISTING CNBTC TRANSFERRED TO GVTC: Subtract an amount equal to [*]% of the Fees earned by GVTC or any Surviving Entity during the Measuring Period from CNBTC or its Affiliates (other than GVTC or any Successor Entity) Accounts existing on the Closing Date which have been transferred to GVTC or any Successor Entity.  For purposes of this example, it is assumed that four CNBTC accounts existing on the Closing Date have been transferred to GVTC which generated Fees of $[*], respectively, during the example Measuring Period.  Subtract an amount equal to [*]% of the aggregate amount of Fees from the four example accounts to the Net Revenue total from Step 4 as illustrated below:

[*]

The total amount of Net Revenue through Step 5 is $[*].

STEP 6 SUBTRACT FEES FOR CERTAIN NEW ACCOUNTS ESTABLISHED BY GVTC:

Subtract an amount equal to [*]% of the Fees earned by GVTC or any Successor Entity from Accounts that are established with GVTC or any Successor Entity following the Closing substantially as a result of the efforts before or after Closing by CNBTC or any of its Affiliates (other than GVTC or any Successor Entity). For purposes of this example, it is assumed that two accounts were established with GVTC substantially as a result of the efforts of CNBTC which generated Fees of $[*], respectively, during the example Measuring Period.  Subtract an amount equal to [*]% of the aggregate amount of Fees generated from the two example accounts to the Net Revenue total from Step 5 as illustrated below:

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[*]

The total amount of Net Revenue through Step 6 is $[*].

STEP 7 SUBTRACT CERTAIN SUB-ADVISOR FEES: Subtract the amount of fees not previously deducted in Step 2 that are paid by GVTC or any Successor Entity during the Measuring Period to registered investment advisors who act as sub-advisors in securing or referring new Accounts.  For purposes of this example, we assume such sub-advisor fees paid by GVTC during the example Measuring Period to be $[*]. Subtract $[*] from the Net Revenue total from Step 6 as illustrated below:

[*]

The total amount of Net Revenue through Step 7 is $[*].

STEP 8 SUBTRACT EARNINGS ON CAPITAL, CASH AND COMPANY (NON-CUSTOMER) ACCOUNTS: Subtract the amount of GVTC’s or any Successor Entity’s earnings on its capital, cash and company (non-customer) accounts during the Measuring Period.  For purposes of this example, we assume such earnings during the example Measuring Period to be $[*].  Subtract $[*] from the Net Revenue total from Step 7 as illustrated below:

[*]

The total amount of Net Revenue through Step 8 is $[*].

STEP 9 SUBTRACT GAIN OR LOSS ON SALE OF ASSETS:  Subtract any gains or losses realized by GVTC or any Successor Entity from the sale of its assets outside of the ordinary course of business during the Measuring Period.  For purposes of this example, we assume that there was no gain or loss from the sale of assets outside of the ordinary course of business during the example Measuring Period, which amount is subtracted from the Net Revenue total from Step 8 as illustrated below:

[*]

The total amount of Net Revenue through Step 9 is $[*].

STEP 10 SUBTRACT OTHER NON-CUSTOMER REVENUES: Subtract any non-customer revenues, not previously deducted in Steps 8 and 9, generated during the Measuring Period.  For

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purposes of this example, we assume other non-customer revenues during the example Measuring Period to be $[*], which amount is subtracted from the Net Revenue total from Step 9 as illustrated below:

[*]

The total amount of Net Revenue through Step 10 is $[*].

STEP 11 ADD [*]% OF THE AMOUNT OF NET REVENUE DERIVED THROUGH STEP 10: Under the 10th and final step, calculate [*]% of the result of all of the forgoing calculations and add such amount to the result of all of the forgoing calculations.  In this example, calculate [*]% of the Net Revenue total from Step 10 and add such amount to the Net Revenue total from Step 10 as illustrated below:

[*]

TOTAL NET REVENUE FOR THE EXAMPLE MEASURING PERIOD IS $[*]

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Exhibit C

Determination of Acquisition Consideration

Closing Date Payment

The Closing Date Payment will be in the aggregate amount of $[*], subject to adjustment for the Gross Up Payment as set forth in Section 2.2(a)

Post Closing Date Payments

Post Closing Date Payments will be determined based upon the achievement of Net Revenue Targets (subject to reduction based upon the [*] Account Calculation set forth pursuant to Table B, below), and will be paid on the dates set forth in Section 2.3(a).  Post Closing Date Payments will be calculated as follows:

Table A – Post Closing Payment Reduction

Measuring Period	Minimum Amount of Post Closing Date Payment	Maximum Amount of Post Closing Date Payment	Net Revenue Target	Reduction In Post Closing Date Payment Per $1.00 Shortfall From Net Revenue Target	Payment Date Pursuant to Section 2.3(a)
[*] (the “First Measuring Period”)	$[*]	$[*]	$[*]	$[*]	[*]
[*] (the “Second Measuring Period”)	$[*]	$[*]	$[*]	$[*]	[*]
[*] (the “Third Measuring Period”)	$[*]	$[*]	$[*]	$[*]	[*]

For every one dollar short of the $[*] Net Revenue Target for the First Measuring Period, total payment will be reduced by $[*].  The Post Closing Payment for the First Measuring Period will not be less than $[*], except as may be further reduced by [*] Account Calculation set forth

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C-5

below.  In no event shall the Post Closing Payment for the First Measuring Period be less than $0.

For every one dollar short of the $[*] Net Revenue Target for the Second Measuring Period, total payment will be reduced by $[*].  The Post Closing Payment for the Second Measuring Period will not be less than $[*], except as may be further reduced by [*] Account Calculation set forth below.  In no event shall the Post Closing Payment for the Second Measuring Period be less than $0.

For every one dollar short of the $[*] Net Revenue Target for the Third Measuring Period, total payment will be reduced by $[*].  The Post Closing Payment for the Third Measuring Period will not be less than $[*], except as may be further reduced by [*] Account Calculation set forth below.  In no event shall the Post Closing Payment for the Third Measuring Period be less than $0.

The Net Revenue Target for [*] shall be $[*].  For purposes of the First Measuring Period, the pro rata amount (measured by number of days from [*]) of the excess of Net Revenue in the calendar year ending [*] over $[*] shall be carried over and credited toward the achievement of the Net Revenue Target in the First Measuring Period.  By way of example only, if Net Revenue during the calendar year ending [*] is $[*], and the Closing Date is [*], then $[*] of such amount will be used in calculating whether the Net Revenue Target for the First Measuring Period has been satisfied.  For purposes of the Second Measuring Period, [*]% of the excess of Net Revenue in the First Measuring Period over the Net Revenue Target for the First Measuring Period shall be carried over and credited toward the achievement of the Net Revenue Target in the Second Measuring Period.  By way of example only, if Net Revenue during the First Measuring Period is $[*], the Net Revenue Target for the First Measuring Period will be deemed satisfied, and $[*] of such amount will be used in calculating whether the Net Revenue Target for the Second Measuring Period has been satisfied.  For purposes of the Third Measuring Period, [*]% of the excess of Net Revenue in the Second Measuring Period over the Net Revenue Target for the Second Measuring Period shall be carried over and credited toward the achievement of the Net Revenue Target in the Third Measuring Period.

Table B – [*] Account Calculation

Measuring Period	Minimum [*]Gross Revenue	Post Closing Payment Reduction Factor
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]

[*] Gross Revenue for each of the measuring periods set forth in Table B shall be at least $[1,260,000].  For every one dollar short of $[*] during any measuring period set forth in Table B, Post Closing Payments to former GVTC shareholders calculated pursuant to Table A may be reduced according to the calculation below:

Step 1:

Calculate [*] Gross Revenue for the most recently completed measuring period set forth in Table B.

Step 2:

If calculation in Step 1 is less than $[*], then proceed to Step 3.  If not, no further action necessary, and no reduction to Post Closing Payment calculated pursuant to Table A.

Step 3:

Calculate total distributions of principal or transfers of assets out of [*] Accounts in existence as of the date of the Agreement during the applicable measuring period set forth on Table B, which distributions are initiated or requested by the owner or beneficiary of the respective [*] Account.

Step 4: If the amount determined in Step 3 for the applicable measuring period set forth on Table B is greater than the total of (i) $[*], plus (ii) amounts added to the [*] Accounts during the applicable measuring period or prior measuring periods by the contribution of additional Assets (and not by dividends or other distributions on, or appreciation of existing Assets in the [*] Accounts prior to the beginning of the applicable measuring period) (the “Total Distributable Amount”), then proceed to Step 5.  If not, no further action necessary, and no reduction to Post Closing Payment calculated pursuant to Table A.

Step 5:

Calculate the amount determined in Step 3 in excess of the Total Distributable Amount (the “Excess Distribution”) and proceed to Step 6.

Step 6:

Multiply the amount of the Excess Distribution by [*]% to determine the “[*] Revenue Shortfall” and proceed to Step 7.

Step 7:

Multiply the [*] Revenue Shortfall by the applicable Post Closing Payment Reduction Factor set forth in the table above, and proceed to Step 8.

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Step 8:

Reduce the applicable Post Closing Payment by the amount calculated in Step 7 in addition to the amount of reduction calculated as set forth in Table A, above.

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